As Filed with the Securities and Exchange Commission on August 6, 1998
                              Registration No. 333-49673



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO
                                    FORM S-1


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        ABC DISPENSING TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

               FLORIDA                                       59-2001203
               -------                                       ----------
(state or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                                451 Kennedy Road
                                Akron, Ohio 44305
                                 (330) 733-2841
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             CHARLES M. STIMAC, JR.
                                    PRESIDENT
                                451 Kennedy Road
                                Akron, Ohio 44305
                                 (330) 733-2841
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH A COPY TO:

                              Lee A. Albanese, Esq.
                            St. John & Wayne, L.L.C.
                               70 East 55th Street
                            New York, New York 10022

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                                  Page 1 of 54.
                           Exhibits begin on page 52.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                        ABC DISPENSING TECHNOLOGIES, INC
                              CROSS REFERENCE SHEET
                     PURSUANT TO REGULATION S-K, ITEM 501(B)


            Item of Form S-1                                                  Prospectus Location
            ----------------                                                  -------------------
1.     Forepart of the Registration Statement and        Facing Page; Cross Reference Sheet; Outside Front Cover Page
       Outside Front Cover Page of Prospectus            of Prospectus

2.     Inside Front and Outside Back Cover Pages         Inside Front Cover Page of Prospectus
       of Prospectus

3.     Summary Information, Risk Factors, Ratio of       Risk Factors; Inapplicable as to Summary and Ratio of Earnings
       Earnings to Fixed Charges                         to Fixed Charges

4.     Use of Proceeds                                   Use of Proceeds

5.     Determination of Offering Price                   Inapplicable

6.     Dilution                                          Inapplicable

7.     Selling Security Holders                          Inapplicable

8.     Plan of Distribution                              Plan of Distribution

9.     Description of Securities to be Registered        Description of Capital Stock; Stock Price and Dividend Policy

10.    Interests of Named Experts and Counsel            Legal Matters, Experts

11.    Information with Respect to the Registrant

       (a)               Description of Business         Business

       (b)               Description of Property         Business

       (c)               Legal Proceedings               Business

       (d)               Dividends and Related           Dividend Policy
                         Stockholder Matters

       (e)               Financial Statements            Financial Statements and Financial Statement Schedules

       (f)               Selected Financial Data         Selected Financial Data

       (g)               Supplementary Financial         Inapplicable
                         Information

       (h)               Management's Discussions        Management's Discussions and Analysis of Financial Condition
                         and Analysis of Financial       and Results of Operations
                         Condition and Results of
                         Operations

       (i)               Changes in Accountants          Changes in Accountants

       (j)               Directors and Executive         Management
                         Officers

       (k)               Executive Compensation          Management

       (l)               Security Ownership              Security Ownership of Certain Beneficial Owners and
                                                         Management



PROSPECTUS


                        ABC DISPENSING TECHNOLOGIES, INC.

                        10,518,250 Shares of Common Stock

The securities of ABC Dispensing Technologies, Inc. (the "Company"), to which this Prospectus relates (the "Securities"), include the following: 5,990,000 shares of the Company's common stock, $.01 par value per share ("Common Stock") issuable by the Company (the "Warrant Shares") upon exercise of certain common stock purchase warrants and options (collectively, the "Warrants"), 3,837,500 shares of Common Stock (the "Conversion Shares") issuable upon conversion of shares of the Company's issued and outstanding 9% Convertible Cumulative Redeemable Preferred Stock, Series A ("Preferred Stock") and 690,750 shares of Common Stock issuable in payment of dividends on the Preferred Stock (the "Dividend Shares").

The Securities being offered hereby by the Company are being offered to permit the issuance of registered stock upon the exercise of the Warrants, conversion of the Preferred Stock into Common Stock, and in payment of dividends on the Preferred Stock. See "Plan of Distribution."

Additionally, this Prospectus may be amended from time to time to offer Warrant Shares or Conversion Shares obtained by persons pursuant to the exercise of the Warrants or conversion of the shares of Preferred Stock, who may wish to sell such shares in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Act.


The Company's Common Stock is presently listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small Cap Market System under the symbol "ABCC." The average of the closing bid and asked price for the Common Stock as reported by NASDAQ on July 30, 1998 was $0.563.


Other than the proceeds equal to the exercise price of the Warrants exercised, the Company will receive no cash proceeds from the distribution of the Securities offered hereby.

This Prospectus also relates to such additional shares of Common Stock which may be issuable pursuant to the anti-dilution provisions of the Warrants and Preferred Stock, which shares are being registered pursuant to Rule 416 promulgated under the Act.


                  SEE "RISK FACTORS" FOR CERTAIN MATTERS TO BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  THE DATE OF THE PROSPECTUS IS AUGUST 6, 1998

                                TABLE OF CONTENTS

Available Information.......................................................2
Risk Factors................................................................3
The Company.................................................................4
Use of Proceeds.............................................................4
Plan of Distribution........................................................5
Stock Price and Dividend Policy.............................................6
Selected Financial Data.....................................................7
Management's Discussion and Analysis of
         Financial Condition and Results of Operations......................9
Business...................................................................16
Change In Accountants......................................................20
Management.................................................................21
Security Ownership of Certain Beneficial
         Owners and Management.............................................24
Certain Transactions.......................................................25
Description of Capital Stock...............................................26
Legal Matters..............................................................29
Experts....................................................................29
Index to Financial Statements.............................................F-1




                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; and at the regional offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, in 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.

The Company has filed a Registration Statement on Form S-1 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act with the Commission, covering the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

                                  RISK FACTORS

The Securities offered hereby involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained herein, the following risk factors before purchasing any Securities offered hereby:


         1. HISTORY OF LOSSES; ADDITIONAL CAPITAL REQUIREMENTS. The Company has reported a net loss for each year of operation since its inception except for the fiscal year ended April 30, 1989, in which it reported net income of $154,000. For the fiscal years ended April 25, 1998, April 26, 1997 and April 27, 1996, the Company reported a net loss of $2,028,000, $2,968,000 and $1,324,000 respectively on revenues of $5,229,000, $3,073,000 and $5,312,000, respectively. As a result, the Company requires capital resources to fund operating losses as well as research and development expenditures. It is anticipated that the expenditures associated with continued research and development will cause the Company to incur operating losses and cash flow deficiencies until such time, if any, as the Company generates sufficient additional revenues from operations. Accordingly, the Company will be required to seek alternative sources of working capital with funds from additional equity or debt financings or joint venture or other collaborative arrangements. No assurance can be given that any such additional funds will be available to the Company on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business will be materially adversely affected.

         2. UNCERTAINTY AS TO CONTINUATION AS A GOING CONCERN. The Company's history of operating losses and limited capital resources have caused the Company's independent auditors to include in their reports for the fiscal years ended April 25, 1998, April 26, 1997, and April 27, 1996 a paragraph expressing substantial doubt regarding the Company's ability to continue as a going concern. See Note 3 to the financial statements.

         3. UNCERTAINTY OF MARKET ACCEPTANCE. The success of the Company's dispensing systems will depend heavily on the Company's ability to gain acceptance, both domestically and internationally, of leading companies in industrial, food service and other markets. Acceptance of the Company's technology by industry leaders will be determined in large part by the Company's ability to access such entities and to demonstrate the performance features and cost benefits of its dispensing products. The Company has had limited success to date in the paint industry and the beverage industry and has committed its marketing and research and development resources towards commercial acceptance and market penetration in these industries. No assurance can be given that the Company's dispensing technology will meet with general market acceptance in these industries. By concentrating its efforts in these industries, the Company delayed any possible commercial success in other industries and, as a result, has made commercial success in the paint and beverage industries critical to the viability of the Company.


         4. DEPENDENCE ON MAJOR CUSTOMER. During the fiscal year ended April 25, 1998, one customer, The Home Depot, Inc., accounted for 89% of the Company's total revenues. During the fiscal years ended April 26, 1997 and April 27, 1996, one customer, Sherwin-Williams, accounted for 54% and 72%, respectively, of the Company's revenues. The Company currently has no orders from Sherwin-Williams and does not expect significant revenues from sales to Sherwin-Williams in the near future. While the effect of the loss of revenues from Sherwin-Williams has been somewhat mitigated by the revenues generated from Home Depot, a loss of revenues from Home Depot would have a material adverse effect on the Company's revenues and there can be no assurance that the Company would be able to replace the revenues from such loss. Other than standard purchase orders, the Company has no contract with Home Depot and while the Company continues to aggressively market its dispensing product in the paint and beverage industries, it has no other specific contingency plan to replace lost revenues if Home Depot were to cease doing business with it.


         5. COMPETITION. The controlled measurement and dispensing equipment industry is highly competitive and dominated by several large companies with substantially greater financial resources and name recognition than the Company. Many of these companies have extensive experience, possess substantially greater financial, technological and personnel resources than the Company and, particularly in the food service industry, have received the approval and support of industry leaders commanding large market shares. No assurance can be given that the Company will be able to compete successfully in the controlled measurement and dispensing equipment industry.

         6. DIVIDEND POLICY. The Company has not paid dividends on its Common Stock since its inception and, by reason of its present financial condition and its projected financial needs, it does not contemplate paying dividends in the foreseeable future on the Company's Common Stock.


         7. SHARES ELIGIBLE FOR FUTURE SALE; DILUTION. Assuming the exercise of the Warrants, conversion of the Preferred Stock and payment of Preferred Stock dividends with Common Shares, 10,518,250 shares of Common Stock may be offered for sale in the public market. The Company has registered with the Commission an aggregate of approximately 600,000 shares of Common Stock in several registration statements filed by the Company for continuous or delayed sales. As of July 30, 1998 there were outstanding common stock purchase options, warrants, convertible preferred stock and other derivative securities representing a right to purchase approximately 3,433,719 shares of common stock at various exercise or conversion prices. In addition, as of such date, the Company had approximately an aggregate of 291,000 shares issued and outstanding which are "restricted" in accordance with Rule 144 of the Regulations promulgated under the Securities Act of 1933. Sales of substantial amounts of such shares in the public market or the availability of such shares for future sales could adversely affect the market price of the Common Stock and adversely affect the Company's ability to raise additional capital through an offering of its equity securities. Additionally, as the holders of such derivatives of such securities can be expected to exercise and/or convert them at a time when the market price for the Common Stock is higher than the exercise or the conversion price, investors purchasing shares of Common Stock in this offering may incur dilution upon such exercise and/or conversion. See Note 7 to the financial statements.

         8. NASDAQ Listing. The Company is currently out of compliance with the NASDAQ'S capital and surplus requirement, as set forth in NASD Marketplace Rule 4310(c)(2) which became effective February 23, 1998. To meet the new minimum listing requirement, the Company must maintain net tangible assets of at least $2,000,000. As of April 25, 1998, the Company had $1,003,000 of net tangible assets. The Company provided the NASDAQ with a written appeal, requesting additional time within which to comply with the minimum net tangible asset rule. The appeal was based on, among other things, the pending success of the Company's capital raising activities. The NASDAQ responded to this appeal by agreeing to conditionally continue the Company's listing on the NASDAQ SmallCap Market; provided that if on or before June 30, 1998, the Company did not make a public filing with the Securities and Exchange Commission and the NASDAQ evidencing a minimum of $3,000,000 in net tangible assets, the Common Stock would be delisted from the NASDAQ stock market. The NASDAQ also gave the Company the opportunity to appeal this determination to a another listing qualifications panel of the NASDAQ. The Company filed a request for such an appeal which has been scheduled for oral hearing on August 14, 1998. The Company anticipates that it will be required to raise a significant amount of capital in order to meet the minimum net tangible asset requirement for continued listing and convince a NASDAQ appeal panel of the continued viability of the Company's listing on the NASDAQ SmallCap Market. In any event, there can be no assurance that the Company will be successful in this regard or with respect to the appeal generally. If the NASDAQ delists the Company's Common Stock, the market price thereof and the efficiency of the trading market therefor may be materially adversely affected.

         9. RISKS RELATING TO PENNY STOCKS. If the Common Stock were to become delisted from trading on the NASDAQ SmallCap Market, trading in the Common Stock would be subject to requirements of certain rules promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act") that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors, (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. If the Common Stock were delisted from NASDAQ, the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of the holders to sell the Common Stock in the secondary market.

                                   THE COMPANY


         The Company designs proprietary dispensing systems which dispense and blend liquids, powders and other ingredients to a uniform and high degree of accuracy. The Company also custom designs and manufactures its own proprietary dispensing equipment to meet the needs of its customers, using standard micro-processors. The Company's technology is protected by 23 useful patents and 4 patents pending. The Company's long-term objective is to be a worldwide source of dispensing technology possessing substantial marketing capabilities consisting of industry-specific marketing divisions.


         The Company offers a complete range of dispensing technology commercialization services. In addition to custom design and manufacturing, the Company also provides training, installation and product service. Dispensing is an integral part of a large number of manufacturing processes. In many industries, dispensing is a mechanical function and one of the few operations that remains largely untouched by advanced technology.

         To date, the Company has developed unique dispensing systems for the beverage, paint, chemical coatings, concrete and animal-husbandry industries. Virtually all of the Company's revenues to date have been derived from the sale of its computerized paint-tint dispensing system and its beverage dispensing systems.


         The Company has recently completed a thorough internal review of operations, marketing and strategic planning. As a result, the Company has refocused its resources and efforts on its paint dispensing and juice dispensing product lines. On April 18, 1997 the Company terminated its exclusive agreement (the "Sherwin-Williams Agreement") with The Sherwin-Williams Company ("Sherwin-Williams") pursuant to which agreement the Company sold its paint-dispensing systems exclusively to Sherwin-Williams. The termination of the Sherwin-Williams Agreement allowed the Company to pursue other customers in the paint industry. On February 12, 1997, the Company received a multi-million dollar order for 300 of its new, self-calibrating universal paint-tint dispensing systems from The Home Depot, Inc. ("Home Depot"). Delivery of the Company's systems to Home Depot commenced in May 1997 and was completed during the fiscal year ended April 25, 1998. Through communications with the Company, Home Depot has indicated its general satisfaction with the tinting system and an interest in purchasing more units. Based on these communications, the Company seeks to achieve, though there can be no assurances of success, a system -wide roll-out to Home Depot's entire 500-plus store network, with one to three units of the Company's tinting system expected to be installed in each store. As of June 1, 1998, the Company estimates approximately 135 Home Depot stores contain at least one unit of the Company's tinting system.


         On June 25, 1997 the Company announced the formation of "Virtual Squeeze"(TM), a joint venture with Damon Industries Inc., a Nevada based juice manufacturer and distributor. Virtual Squeeze has targeted the $3 billion institutional juice market with a self-contained, refrigerated dispenser designed to use shelf stable, bag in the box concentrates. Current plans provide for the free installation and service of the dispensing equipment provided that only Virtual Squeeze(TM) products are used. The joint venture will generate revenues from on-going juice sales. The Company and Damon Industries will share in the resulting profits or losses equally. The Company believes the Virtual Squeeze(TM) equipment is the only known juice dispenser specifically designed to use shelf stable products.

         During fiscal 1997, the Company discontinued marketing efforts with respect to its Classic(TM) line of soft drink dispensers, due to narrow margins and resistance from major soft drink suppliers to support the equipment. The Company is exploring opportunities to capitalize on its Classic(TM) product line, including potential strategic partnerships, technology licenses and/or sale of the Classic(TM) product line.

         The Company is a corporation organized under the laws of Florida in 1980. In May 1996, the Company changed its name from American Business Computers Corporation to ABC Dispensing Technologies, Inc. The Company's principal executive offices are located at 451 Kennedy Road, Akron, Ohio 44305, and its telephone number is (330) 733-2841.


                                 USE OF PROCEEDS

         The Company will only receive proceeds from the exercise of the Warrants and the issuance of the Warrant Shares. The 5,990,000 Warrant Shares are being registered to provide the holders of the Warrants with freely tradeable Common Stock upon exercise. If all the Warrants are exercised, the Company will receive aggregate gross proceeds of approximately $9,327,000. No assurance can be given, however, that all or any portion of the Warrants will be exercised. If any of the Warrants are exercised, the Company intends to use the proceeds for general corporate purposes.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale of 5,990,000 shares of Common Stock by the Company upon the exercise of the Warrants, 690,750 shares of Common Stock issuable in payment of dividends on the Company's Preferred Stock and 3,837,500 shares of Common Stock by the Company upon conversion of shares of the Preferred Stock.

         The shares of Common Stock issuable upon exercise of the Warrants, in payment of dividends and upon conversion of the Preferred Stock will be issued and distributed by the Company pursuant to the terms and conditions of the Warrants and Preferred Stock. Such Common Stock is being registered pursuant to the Act and offered by the Company hereby to permit the issuance by the Company of registered stock upon the exercise of the Warrants, in payment of dividends and upon conversion of the Preferred Stock in accordance with their respective terms. Additional shares of Common Stock may be issuable pursuant to the anti-dilution provisions of the Warrants and Preferred Stock, which shares are also being registered hereby pursuant to Rule 416 promulgated under the Act. If all of the Warrants registered hereby are exercised, the Company will receive aggregate cash proceeds of approximately $9,327,000. See "Use of Proceeds."

         From time to time, the Company may amend this Prospectus by Prospectus Supplements or post-effective amendments to the Registration Statement of which this Prospectus is a part, to offer Warrant Shares and Conversion Shares obtained by persons pursuant to the exercise of the Warrants or Conversion of Shares of Preferred Stock, which persons may, by virtue of their relationship to the Company, be deemed underwriters under the Act.

         The Warrants consist of fourteen different classes of securities described as follows:

         (1) common stock purchase warrants issued in a private placement during the summer of 1995 covering an aggregate of 257,500 shares of Common Stock with an exercise price of $2.00 per share and an expiration date of June 1, 1998;


         (2) common stock purchase options issued to officers of the Company in August 1995 covering an aggregate of 10,000 shares of Common Stock with an exercise price of $3.00 per share and an expiration date of April 2000;

         (3) common stock purchase options issued as compensation to certain officers of the Company in May 1995 covering an aggregate of 20,000 shares of Common Stock with an exercise price of $3.375 per share and an expiration date of May 2000.

         (4) common stock purchase warrants issued as part of the settlement of a litigation in September and November 1995 covering an aggregate of 700,000 shares of Common Stock with an exercise price of $3.50 per share and an expiration date of November 2000;

         (5) common stock purchase options issued as compensation to a commissioned agent in December 1995 covering 30,000 shares of Common Stock with an exercise price of $2.25 per share and an expiration date of December 2000;

         (6) common stock purchase warrants issued as compensation to an officer of the Company in July 1996 covering 300,000 shares of Common Stock with an exercise price of $1.375 per share and an expiration date of July 2006;

         (7) common stock purchase warrants issued as compensation to an officer of the Company in October 1996 covering 15,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of October 2001;

         (8) common stock purchase warrants issued in September, 1996 as compensation for consulting services provided covering 10,000 shares of Common Stock with an exercise price of $3.50 per share and an expiration date of September, 2001 and 25,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of September 2001;

         (9) common stock purchase warrants issued as compensation to directors of the Company in January and February 1997 covering 90,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of February 2002;

         (10) common stock purchase warrants issued as compensation to an officer of the Company in March, 1997 covering 100,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date of March 2007;

         (11) common stock purchase warrants issued as incentive to 42 employees in May, 1997 covering 381,000 shares of Common Stock with an exercise price of $1.125 per share and an expiration date of May 2002.

         (12) common stock purchase warrants issued as compensation to directors of the Company in October, 1997 covering 80,000 shares of Common Stock with an exercise price of $.844 per share and an expiration date of October 2007.

         (13) common stock purchase warrants associated with Notes Payable issued by the Company covering 134,000 shares of Common Stock with an exercise price of $1.25 per share and an expiration date five years from their date of issuance.

         (14) common stock purchase warrants which are eligible for issuance upon conversion of the Company's Preferred Stock at a price of $1.25 per share and an expiration date five years from their date of issuance.


         The Preferred Stock issued in connection with private placements from December 1996 through March 1998 consists of 307 shares of 9% Convertible Cumulative Redeemable Preferred Stock, Series A, each share having stated value of $12,500 and convertible into 12,500 shares of Common Stock at a price of $1.00 per share, and (y) Common Stock Purchase Warrants to purchase an equal number of shares of Common Stock as received upon such conversion, exercisable at a price of $1.25 per share. Each share of Preferred Stock is entitled to receive dividends semi-annually and may be redeemed by the Company at any time upon thirty (30) days' written notice.



         In order to comply with certain states' securities laws, if applicable, the Common Stock issuable upon exercise of the Warrants will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock issuable upon exercise of the Warrants may not be sold unless such Common Stock has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

TRANSFER AGENT

         The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         STOCK PRICE AND DIVIDEND POLICY

         The Company's Common Stock is traded on the Nasdaq Small Cap Market under the symbol "ABCC". The following table sets forth the high and low closing sale prices of the Company's Common Stock as reported on the Nasdaq Small Cap Market for the periods indicated.


FISCAL 1996                                       HIGH               LOW
                                                  ----               ---
First Quarter..................................  3 7/16             2 1/4
Second Quarter.................................  3 7/16            2 5/16
Third Quarter..................................  3 3/16             1 7/8
Fourth Quarter.................................   2 1/8            1 9/16

FISCAL 1997

First Quarter..................................   2 1/8            1 3/16
Second Quarter.................................  1 7/16             13/16
Third Quarter..................................  2 1/16             11/16
Fourth Quarter.................................   2 1/4             1 1/6

FISCAL 1998                                       HIGH               LOW
                                                  ----               ---
First Quarter..................................  1 3/16             27/32
Second Quarter................................   1 5/16             25/32
Third Quarter..................................   1 1/4             17/32
Fourth Quarter ................................   1 5/8               7/8

FISCAL 1999


First Quarter (through July 30, 1998) ..........  1 5/16              9/16

         On July 30, 1998, the last sale price of the Common Stock reported on the Nasdaq Small Cap Market was $0.563 per share. At July 30, 1998, the approximate number of holders of record of the Common Stock was 1,100.

         The Company has never paid cash dividends on its capital stock and does not intend to pay cash dividends for the foreseeable future. The Company expects that earnings will be retained for the continued growth and development of the Company's business. Future dividends, if any, will depend upon the Company's earnings, financial condition, working capital requirements, compliance with covenants in agreements to which the Company is or may be subject, future prospects and other factors deemed relevant by the Company's Board of Directors.

                             SELECTED FINANCIAL DATA


         The selected financial data for the two years ended April 29, 1995 and April 30, 1994 are derived from financial statements of the Company not included herein. The selected financial data for the year in the period ended April 27, 1996 is derived from the financial statements of the Company, included elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing elsewhere herein. The selected financial data for the two years ended April 25, 1998 and April 26, 1997 are derived from the financial statements of the Company, included elsewhere herein, which have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing elsewhere herein. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.





                                                  FOR THE FISCAL YEARS ENDED
-------------------------------------------------------------------------------------------------------
                            APR. 25,       APRIL 26,        APRIL 27,       APRIL 29,      APRIL 30,
                            1998           1997             1996            1995           1994
                            -------        --------         --------        --------       --------
REVENUES(a)                 $5,299,000     $3,073,000       $5,312,000      $3,359,000     $5,010,000

NET LOSS                   $(2,028,000)   ($2,968,000)     ($1,324,000)    ($2,681,000)   ($1,378,000)

WEIGHTED AVERAGE            17,230,000     17,074,000       16,414,000      15,669,000     14,155,000
NUMBER  OF SHARES
OUTSTANDING

NET LOSS PER SHARE -        $(0.12)        ($0.17)          ($0.08)         ($0.17)        ($0.10)
BASIC AND DILUTED

TOTAL                       $3,294,000     $3,350,000       $4,020,000      $3,719,000     $4,190,000
ASSETS

LONG-TERM                   $  257,000       $283,000         $294,000        $278,000       $-0-
OBLIGATIONS

STOCKHOLDERS'               $1,003,000     $1,635,000       $1,085,000      $515,000       $2,194,000
EQUITY


                                        7

                                                               FOR THE FISCAL YEARS ENDED
----------------------------------------------------------------------------------------------------------
                           APR. 25,         APRIL 26,        APRIL 27,       APRIL 29,        APRIL 30,
                           1998             1997             1996            1995             1994
                           -------          --------         --------        --------         --------
DIVIDENDS                  $-0-             $-0-             $-0-            $-0-             $-0-
DECLARED
PER SHARE OF
COMMON
STOCK

RESEARCH &                 $691,000         $629,000         $714,000        $606,000         $386,000
DEVELOPMENT (a)

(a) Research & Development costs for fiscal years 1994, 1995, 1996, and 1997 includes costs subject to reimbursement under various agreements. The amounts earned under these agreements are included in revenues for the respective years.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

The Company has continued its new focus on project commercialization. No longer are resources committed to new projects without financial commitment from the customer. Development projects are now being limited to concepts that are financially supported by the requesting organizations. The Company's focus can best be illustrated by its efforts to achieve successful market acceptance of its current development projects.

RESULTS OF OPERATIONS

FISCAL 1998 COMPARED TO FISCAL 1997

         The net loss for FY 1998 was $2,028,000, a decrease of $940,000, or 31% over the net loss of $2,968,000 for FY 1997. The net loss for the fourth quarter of fiscal 1998 decreased $323,000, or 24.5%, to $995,000, from the $1,318,000 net loss for the fourth quarter of the prior year.

         While revenues have increased significantly (see below), losses have not decreased proportionately. This is due to $321,000 of costs being deferred into future periods in October 1996. The deferred costs relate to the adaptation of the ROYAL MATCH(TM) tint dispensing system to meet the specific needs of The Home Depot. Had the costs not been deferred, the net loss for fiscal 1998 and fiscal 1997 would have been $1,858,000 and $3,138,000, respectively. The decrease in net loss for fiscal 1998 would have been $1,280,000, or 40.7%, from the same period in the prior year. The costs were amortized over a period of 11 months and were fully amortized as of October 25, 1997.


Revenues                            FY 1998                    FY 1997

Equipment sales                   $ 4,694,000               $ 2,427,000
Service revenues                      605,000                   646,000
                                  -----------               -----------
   Total                          $ 5,299,000               $ 3,073,000
                                  ===========               ===========

         Equipment sales for fiscal 1998 increased $2,267,000, or 93.4%, over fiscal 1997. The increase is due to $2,609,000 in increased sales of paint colorant dispensers which were partially offset by decreases of $246,000 in beverage equipment sales and $96,000 in industrial equipment sales and project development revenues. Equipment sales for the fourth quarter of fiscal 1998 increased $338,000, or 79.3%, over the fourth quarter of fiscal 1997. This increase is due to $352,000 in increased sales of paint colorant dispensers which was partially offset by a $14,000 decrease in beverage equipment sales.

         The increase in sales of paint colorant dispensers is due to the Company not having any significant orders for paint colorant dispensers from the middle of the second quarter to the end fiscal 1997. The decrease in sales of beverage equipment is due to the company discontinuing its' Omnitron(TM) soft drink line of beverage dispensers in the second quarter of fiscal 1997. The decrease in sales of industrial equipment and project development revenues is a result of the company focusing on the paint and institutional juice markets. The Company's current strategy is to develop only products for which there is a known market need and customers who are committed to the product.

         Service revenues for fiscal 1998 were down $41,000, or 6.3% from fiscal 1997. The decrease was due to a $203,000 decrease in sales of replacement parts which was partially offset by a $162,000 increase in service labor revenues. Service revenues for the fourth quarter of fiscal 1998 increased $73,000, or 34.6% from same period of the prior year. The increase was due to a $85,000 increase in service labor revenues which was partially offset by a $12,000 decrease in sales of replacement parts. Sales of replacement parts decreased due to discontinuation of the TINT-A-COLOR(TM) paint colorant dispensers and the Omnitron(TM) soft drink dispensers. Additionally, Royal Match(TM) paint dispensers sold during fiscal 1998 were under warranty throughout the year. Service labor revenues increased due to installation charges and service contract revenues on ROYAL MATCH(TM) paint colorant dispensers.

Gross Margins                              FY 1998           FY 1997

Equipment                                   30.5%             29.9%
                                            ====              ====
Service                                      5.5%            (41.1)%
                                            ====              ====
   Total                                    27.6%             15.0%
                                            ====              ====

         For fiscal 1998, gross margin as a percentage of sales on equipment increased 0.6 points over fiscal 1997. For the fourth quarter of fiscal 1998, gross margin as a percentage of sales on equipment increased 11.6 points over the fourth quarter of fiscal 1998. The increases resulted from higher margins obtained from sales of the new Royal Match(TM) paint dispensers and the Company's withdrawal from the soft drink market.

          For fiscal 1998, gross margin as a percentage of service revenues increased 46.6 points over fiscal 1997. For the fourth quarter of fiscal 1998, gross margin as a percentage of service revenues increased 71.5 points over the fourth quarter of fiscal 1997. These increases are primarily due to increased equipment installation charges and service contract revenues on ROYAL MATCH(TM) paint colorant dispensers, and a decline in low (or negative) margin service on soft drink equipment resulting from the discontinuation of the Omnitron(TM) soft drink dispensers. Additionally, in fiscal 1997, the Company had negotiated with Sherwin-Williams to retrofit existing paint colorant dispensers at a price equal to the Company's cost.

General and administrative

         General and administrative expenses decreased $255,000, or 12.7%, to $1,742,000 in fiscal 1998, down from $1,997,000 for the same period of the prior year. Severance expense of $221,000 which was incurred in fiscal 1997 and a decrease in bad debt expense of $96,000 in fiscal 1998 are primarily responsible for the decrease. These decreases were partially offset by an increase in payroll expense of $60,000 during fiscal 1998.

For the fourth quarter of fiscal 1998, general and administrative expenses decreased $38,000, or 5.3%, to $678,000, down from $716,000 for the fourth quarter of fiscal 1997. The decrease is comprised of individually immaterial increases and decreases in various expenses which aggregate to a $38,000 decrease.

Selling and marketing expenses

For fiscal 1998, selling and marketing expenses decreased $244,000, or 34.8%, to $456,000, down from $700,000 for fiscal 1997. The decrease was primarily due to sales and marketing personnel performing more research and development, and administrative activities in the first three quarters of fiscal 1998 than in same period of the prior year. The allocation of sales and merchandising payroll expense to research and development and general and administrative expense was responsible for $148,000 of the decrease. The decreased selling and marketing activity also resulted in a decrease of $44,000 in travel expense and an aggregate decrease of $52,000 for fees, subscriptions, promotions and literature during fiscal 1998, as compared to the same period of the prior year.


Selling and marketing expense decreased $111,000, or 48.3%, to $119,000 in the fourth quarter of fiscal 1998, down from $230,000 for the same period of the prior year. A decrease in marketing activity led to decreased payroll expense of $73,000, decreased travel expense of $16,000, and an aggregate decrease of $52,000 for fees, subscriptions, promotions and literature as compared to the same period of the prior year

Research and development

         For fiscal 1998 research and development expenses increased $62,000, or 9.8%, to $691,000, up from $629,000 for fiscal 1997. The increase in research and development expenses is due to continued development of, and enhancements to, the ROYAL MATCH(TM) paint colorant dispenser, the CHECK MATE(TM) software which controls the ROYAL MATCH(TM), and the VIRTUAL SQUEEZE(TM) juice dispenser.

         For the fourth quarter of fiscal 1998, research and development expenses decreased $91,000, or 31.9%, to $194,000, down from $285,000 in fiscal 1997. The decrease is due to the ROYAL MATCH(TM) paint colorant dispenser and the VIRTUAL SQUEEZE(TM) juice dispenser being virtually completed during the fourth quarter of fiscal 1998.

Interest expense

For fiscal 1998, interest expense increased $22,000, or 15.9%, to $160,000, up from $138,000 in fiscal 1997. The increase is due to higher debt balances in fiscal 1998.

Equity in loss of joint venture

The Company's equity in the loss of the Virtual Squeeze Joint Venture was $67,000 for fiscal 1998. Fiscal 1998 was the first year of operations for the joint venture. The loss is attributable to the start up costs and marketing expenses for the joint venture.

Other income

Other income decreased $142,000, or 85%, to $25,000 in fiscal 1998, down from $167,000 for fiscal 1997. The decrease is primarily attributable to the reversal of estimated liabilities and related expenses of the securities litigation settlement in fiscal 1997. The underlying matters were ultimately settled without cost to the Company in the prior year.

FISCAL 1997 COMPARED TO FISCAL 1996

The net loss for FY 1997 was $2,968,000, an increase of $1,644,000, or 124% over the net loss of $1,324,000 for FY 1996. The Company's consolidated results of operations for the two years are summarized below:

Revenues                                 FY 1997             FY 1996
--------                                 -------             -------

Equipment sales                       $ 2,427,000         $ 4,258,000
Service revenues                          646,000             799,000
Royalties                                       -             255,000
                                       ----------          ----------

     TOTAL                            $ 3,073,000         $ 5,312,000
                                       ==========          ==========


Equipment sales for FY 1997 were $2,427,000, a decrease of $1,831,000, or 43%, from FY 1996 equipment sales of $4,258,000. The decrease was primarily due to a $1,504,000 decline in sales of paint colorant dispensers to The Sherwin-Williams Company. The production and shipment of equipment to fill the Sherwin-Williams order was completed during the second quarter of FY 1997 and no additional orders for equipment were received from Sherwin-Williams. Sales of beverage equipment decreased $227,000 due to the Company's withdrawal from the soft drink market in FY 1997. Additionally, project development revenues decreased in FY 1997 are responsible for the remaining $100,000 decrease. The Company's new strategy to develop only products for which there is a known market need led to the decrease in project development revenues.

Service revenues for FY 1997 were $646,000, a decrease of $153,000, or 19.1%, from FY 1996 service revenues of $799,000. The decrease was due to decreased installation revenue from Sherwin-Williams as their order was completed in the second quarter of FY 1997, and decreased service revenue on soft drink equipment as the Company withdrew from the soft drink market in FY 1997.

Royalty revenues for FY 1997 decreased $255,000, or 100%, from FY 1996. The absence of royalty revenues in FY 1997 was due to the termination of the Company's relationship with Sherwin-Williams.


Gross Margins                            FY 1997            FY 1996
-------------                            -------            -------

Equipment                                  29.9%              30.8%
                                           ====               ====
Service                                   (41.1)%            (20.7)%
                                           ====               ====
Total                                      15.0%              23.0%
                                           ====               ====

In FY 1997, gross margin as a percentage of sales on equipment decreased 0.9 points to 29.9%, down from 30.8% in FY 1996. The decrease was due to a change in product mix caused by the cessation of shipments to Sherwin-Williams in the second quarter of FY 1997 and the Company's withdrawal from the soft drink market.

Gross margin as a percentage of service revenue in FY 1997 decreased 20.4 points to a negative 41.1%, down from a negative 20.7% in FY 1996. The decrease was primarily due to the Company terminating its relationship with Sherwin-Williams and the Company's withdrawal from the soft drink market. Service expenses did not decrease with the decline in revenues. Additionally, the Company had negotiated with Sherwin-Williams to retrofit existing paint colorant dispensers at a price equal to the Company's cost.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased $891,000, or 80.6%, to $1,997,000 in FY 1997, up from $1,106,000 in FY 1996. The increase was attributable to $509,000 in management reorganization and related payroll costs; a $191,000 increase in amortization of deferred charges during fiscal 1997; a $93,000 increase in bad debt expense; a $61,000 increase in payroll expense; and $37,000 of individually immaterial increases in various expenses. The management reorganization was completed in fiscal 1997.

SELLING AND MARKETING EXPENSES

Selling and marketing expenses increased $160,000 or 29.6%, to $700,000 in FY 1997, up from $540,000 in FY 1996. Selling & marketing expenses increased due to a larger sales force in the current year, and increased expenses related to product presentations at trade shows and to industry councils.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses decreased $85,000 or 11.9%, to $629,000 in FY 1997, down from $714,000 in FY 1996. The decrease was due to fewer product development projects in FY 1997 than in the prior year. Management's strategy is to only pursue development projects when there is a known market need for the product and there is a customer who has committed to purchase the product. Management believes that this strategy will increase the commercial viability of the project.

OTHER INCOME (EXPENSE)

Other income (net) decreased $210,000, or 62.9%, in FY 1997 to $124,000, from $334,000 in Fiscal 1996. The decrease was primarily attributable to the reversal of $95,000 of securities and contract litigation fees in FY 1997, versus a $366,000 reversal in FY 1996 (see note 13 to the financial statements). Additionally, investment income decreased $74,000 from the prior year as most of the Company's investments were liquidated. These decreases were offset by individually immaterial increases in other revenues. The funds received from liquidating investments were used for continuing operations.

The Company's operating results may fluctuate in the future as a result of a number of factors, including changes in pricing policies by the Company's suppliers, the market acceptance of new and enhanced versions of the Company's products, and general economic conditions.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash balance decreased to $351,000 as of April 25, 1998 from $488,000 at April 27, 1996. Operations for fiscal 1998 used cash of $1,594,000 which resulted from a net loss of $2,028,000, and net increases in operating assets of $165,000, offset by depreciation and amortization and non-cash charges of $496,000, and net increases in net operating liabilities of $103,000. Net cash used by investing activities was $293,000 which included net advances of $255,000 to the Virtual Squeeze Joint Venture and $33,000 in additions to the Company's patent portfolio. Net cash provided by financing activities was $1,793,000. The cash provided by financing activities is attributable to $1,617,000 in private placements of Preferred Stock and notes payable and $199,000 in advances from the Company's Line of Credit. The Company currently has no material commitments for capital expenditures.

         Consistent with prior years, the Company's primary source of liquidity has been private placements of equity and equity derivative instruments. From August 1, 1996, to October 30, 1996, the Company issued 132 shares of Series A Preferred Stock in exchange for the surrender of the Company's outstanding $25,000, 9% Convertible Subordinated Redeemable Notes Payable in the aggregate principal amount of $1,650,000. From August 1, 1996, through May 1, 1998, the Company issued 267 shares of Series A Preferred Stock in exchange for $12,500 cash per share, generating $3,338,000 cash (see footnote 9).

         In August, 1997, to raise additional capital, the Company began issuing short term promissory notes through a private placement. The notes are sold in multiples of $12,500, or fractions thereof, and accrue interest at the rate of 10%, with principal and interest due at maturity. The initial maturity date was June 30, 1998, however, the Company had the option, which it exercised, to extend the maturity date to December 31, 1998. The Company anticipates using proceeds of one or more equity offerings to satisfy its obligation under the Notes at the extended maturity date. If the Company is not successful is raising such proceeds, it may seek to further extend the maturity date through negotiations with Holders of the Notes and their representatives. As of April 25, 1998, the Company has issued notes in the aggregate of $335,000.

         The Company maintains an accounts receivable credit line to meet short-term cash requirements (see note 5 to financial statements). The credit line bears an interest rate of prime plus four points. The credit line provides for a maximum of $500,000 borrowing capacity to the Company. As of July 15, 1998, $178,000 was outstanding under the line of credit and due to collateral requirements no funds were available to be advanced thereunder. The credit line matures December 31, 1998. The Company plans to seek extension of the credit line every 12 months until the Company's cash flows from operations are sufficient to satisfy its short-term cash requirements. If the Company is unable to extend the credit line maturity date, it will be forced to more heavily rely on the proceeds of the debt and/or equity placements.


         The Company intends to satisfy its short-term (i.e., the next 12-month period) capital requirements using advances from its line of credit and through the proceeds of offerings of its equity securities. The Company is currently attempting to raise at least $2,000,000 through an offering of its Convertible Preferred Stock. The exact terms of this offering have not been finalized. Longer term capital needs are anticipated to be satisfied by additional proceeds of offerings of the Company's equity and/or debt securities, improvements in operational cash flow, warrant exercise proceeds, and traditional credit facilities. There can be no assurance that at any time a sufficient market for the Company's equity offerings or debt financings will be available upon commercially reasonable terms, if at all.

         The Company's long-term capital plan is critically dependent upon the commercial success of its Products and, to the extent success is not timely achieved, its ability to implement significant cost reduction programs. Toward this end, Management has taken steps to increase revenue through sales and marketing efforts that include the redeployment of research and development resources of the Company to work closely with the Company's existing and prospective customers in the paint and beverage industry to refine the Company's products and maximize their commercialization. If it becomes necessary to implement significant cost reduction programs, it is likely that such programs will involve a significant curtailment of marketing and research and development activities as well as payroll reductions which would likely have an adverse affect on future operating results. There can be no assurance that the Company will be successful in generating operating profit and sufficient operational cash flow through the commercial success of its products or any such cost reduction programs. If the Company is not successful in this regard, Management will have to consider alternative uses of its assets including the possible licensing or outright sale of one or more of its proprietary technologies.

         The current liquidity position of the Company and the inability of operations to generate positive cash flow raises doubt about the Company's ability to continue as a going concern (see Note 3 to the Financial Statements).

IMPACT OF YEAR 2000

The year 2000 issue pertains to computer programs that were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize the year "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations.

During fiscal 1998, the Company updated its critical operational software to make the software "2000 compliant." The cost to update the Company's software approximated $3,000. The Company believes that the updates to its existing software have eliminated any operational problems that may have occurred due to the year 2000 issue. The Company does not believe that it will experience any difficulties arising from customers or vendors who have not updated their software to be 2000 compliant.

                                    BUSINESS

ORGANIZATION

     The Company is a corporation organized under the laws of Florida in 1980. In May, 1996, the Company changed its name from American Business Computers Corporation to ABC Dispensing Technologies, Inc.

CORE COMPETENCE

         The Company designs, manufactures and services dispensing systems that utilize standard micro-processing technology and proprietary operating software. The current product offerings are specifically designed to allow amateur operators to accurately dispense liquids in varied retail environments. The Company's technology is protected by 23 patents and 4 patents pending. The systems were designed to provide their customers the capability to effectively dispense and control materials and minimize labor and waste.

         The core of the Company is the talented work force and patent protected technology. This core in combination with the ability to design, manufacture, install and service dispensing equipment provides the Company with the capabilities to meet the needs of its dispensing customers.

NEW DIRECTIONS

         The Company has set a strategy to focus all of its existing resources on the paint dispensing and juice dispensing product lines. These product lines represent the primary product development efforts of the past three years. Revenues and profits from these lines will be necessary to develop any additional dispensing systems. The successful commercialization of these products will allow for a balanced approach to development expense and resource allocations.

         New development project selection will be based on strict financial guidelines that include financial commitments from our customers as expenses are incurred. The Company will no longer expend development resources based on the speculation of a possible future order. This new, pay as you go, approach will ensure customer commitment to co-development efforts and will minimize the risk of new development projects.


PRODUCTS

Industrial

         During the year, the Company has successfully introduced a new universal line of tint dispensing equipment in the United States market. The product line has been designed in a modular fashion that allows the configuration of the number of colorants and the size of the reservoirs to be matched to the customer's needs. It is estimated that over 95% of the world's tinting systems can be accommodated with the current modular design. The fiscal year ended April 25, 1998 included shipments of 299 units to The Home Depot and 14 units to smaller, independent paint companies. The benefits of the Royal Match(TM) system include:

         1. Elimination of daily purging:

         2. Self-calibration to adjust for changes in tint rheology, including temperature, density and viscosity.

         3. Limited moving parts to minimize maintenance requirements; and

         4. Self-cleaning dispensing of clear flush after each dispense cycle.

         The Company is committing $400,000 in resources to a 30-day free trial of Royal Match(TM) paint colorant dispensers to qualified, prospective members of the AllPro Group and other paint manufacturers and retailers. To date, 100% of the customers who have evaluated the Royal Match(TM) dispensers have purchased equipment.

         During the fiscal years ended April 25, 1998, and April 26, 1997, paint product sales to The Home Depot represented 89%, and 3% of total Company revenues, respectively. As anticipated, fiscal 1998 sales to the Sherwin-Williams Company decreased dramatically to 1% of FY 1998 revenues. This compares to total revenues from the Sherwin-Williams Company in fiscal 1997 and fiscal 1996 of 54% and 72%, respectfully. Future sales to the Sherwin-Williams Company are uncertain and are not being included in current plans. Future sales to The Home Depot are not anticipated to include large single orders but rather multiple small unit orders to meet the customer's need for new store openings and to gradually retrofit the existing store base.

         Other Industrial dispensers that have been partially developed and field tested have not received any significant resources during fiscal 1998. The Company has implemented a focused strategy that centers on successful commercialization of existing projects prior to shifting resources to new products.

Beverage

         The Company currently manufactures and markets two types of beverage dispensers: juice and liquor.

         The juice dispensers are marketed through the Virtual Squeeze(TM) joint venture agreement with Damon Industries Inc., a Nevada based juice manufacturer and distributor. Virtual Squeeze has targeted the $3 billion institutional juice market with a self-contained, dispenser designed to use shelf stable, bag in the box concentrates. The equipment is the only known juice dispenser specifically designed to use shelf stable fruit juice products. The program features include:

         1. No charge for dispenser, installation or service.

         2. Self contained unit includes bag storage and provides additional counter space.

         3. Mandatory sanitization is required every 28 days.

         4. Three programmable portion sizes.

         5. Shelf stable product is stored at room temperatures.

         6. Can be used as a stationary tower or hand held wand.

         7. Large capacity chilling to dispense drinks at 40 degrees or less.

         8. Easy to handle, 200 oz concentrate bag.

         9. Blending of any 2 flavors to increase variety.

         10. Virtual elimination of waste.

         11. Saves time, money and labor.

         Because of the nature of the joint venture, there is no consolidation of sales and expenses in the Company's financial statements. Financial results for the joint venture are included as Equity in Loss of Joint Venture. The joint venture's total revenues from June 7, 1997 through April 25, 1998 were $155,000.

         The Company's UltraBar(TM) liquor dispensing system pours multi-ingredient drinks quickly and consistently. Advantages of the system include: speed, accuracy, cash and inventory accountability, and control of theft, spillage, overpours and giveaways.

         Sales of UltraBar(TM) products accounted for 5.2%, 10.1%, and 7.5% of total Company revenues in FY 1998, FY 1997, and FY 1996, respectfully.

New Product Development

         The Company offers development services on a contract basis to customers wishing to develop dispensers that are specifically designed to meet specific needs. These development efforts are offered only on a pay as you go contract basis that ensures the Company will be adequately compensated for its' knowledge and resources.

SERVICES

Service/Technical Support

         The Company has a geographically dispersed service organization that has the ability to support the equipment sales of the Company in the United States. The support of third party equipment is performed on a contracted basis and generally includes special travel compensation. The Company is continuing to analyze the need for additional service technicians as the equipment base grows. The full service responsibilities of The Home Depot equipment has necessitated the addition of several technicians in strategic locations.

         The Company utilizes it technical service organization to perform third party installation and service for other electronic equipment manufacturers. Service sales accounted for 11.4%, 21% and 15.1% of total Company revenues in fiscal 1998, fiscal 1997 and fiscal 1996, respectfully.

SALES BACKLOG

         As of April 25, 1998 the sales order backlog (unshipped product orders) was $483,000. As of April 27, 1997 the sales order backlog was $4.4 million, primarily related to The Home Depot order of 300 machines, which was shipped in fiscal 1998.

INTERNATIONAL SALES

         Revenues from international sales were 3 percent of sales for fiscal 1998, and 1 percent for fiscal 1997 and fiscal 1996. Primary international sales efforts center on liquor equipment to Canada and Industrial Sales to South America, Europe and Canada.

COMPETITION


         The Company is one of four manufacturers that offer automatic, computer controlled tint dispensers in the United States. Of the other three manufacturers, one has an established presence in the U.S. market, the other two being foreign companies trying to enter the domestic paint industry. The technology of all of the competition is similar and is based on mechanical displacement pumps. The release of exclusivity from the Sherwin-Williams in April of 1997, has provided the Company access to the entire U.S. market. The Company believes that the design and features of its' dispensing equipment, in combination with the ability to provide nationwide, on-site technical support can give the Company a distinctive competitive advantage in the marketplace.


         The institutional juice market in the United States is estimated at $3 billion and is highly competitive. Competition in this market is fragmented and diverse, ranging from small independent juice manufacturers, distributors, and brokers to major economic concerns such as Sunkist(TM). There is no dominate entity that controls the juice market. The joint venture will compete in this market place with shelf stable juice products that will be dispensed with a unit specifically designed to meet the needs of the health care industry. The Company believes that Virtual Squeeze(TM) is the only dispenser specifically designed for bag in the box juice products.

HUMAN RESOURCES


         As of July 24, 1998, the Company had 44 full-time employees, equivalent to the same time last year. The Company has cash and stock option incentive plan programs for substantially all full-time employees. In fiscal 1997, the Company increased the employee option program to provide greater degrees of employee ownership and to help ensure a stable workforce. The employees are not represented by a union. Temporary workers are utilized in the production process. A highly qualified labor pool exists in the immediate geographic area should the Company need to expand its workforce.


PATENTS

         The Company has consistently sought patent protection for its proprietary technology and products. To date, 23 patents are outstanding and an additional 4 are pending. Patent coverage of our dispensing technology is broad. Research and development expenditures for the fiscal years 1998, 1997, and 1996 were $691,000, $629,000, and $714,000, respectively.

ENTITIES & FISCAL YEAR

         "ABC" is comprised of three legal entities: the parent (public entity)--ABC DISPENSING TECHNOLOGIES, INC., (a Florida corporation) (NASDAQ:ABCC), the operating subsidiary--ABC DISPENSING TECHNOLOGIES, INC. (an Ohio corporation), and a second subsidiary that holds the patents--ABC Tech Corp (an Ohio corporation).

         "Fiscal Year 1998" ended April 25, 1998. The Company has adopted a fiscal year ending on the Saturday closest to April 30. Each quarter consists of 13 weeks.

ITEM 2. PROPERTIES

         The Company owns a single floor building of approximately 18,400 square feet of office, laboratory, and production space located in Akron, Ohio. The property is encumbered by a mortgage in favor of a institutional lender. The principal balance of the mortgage was $257,000 as of April 25, 1998.

         The Company leases additional laboratory and warehouse space from independent third parties on an as needed basis.

Legal Proceedings

The Company is not a party to any material pending legal proceedings.


                              CHANGE IN ACCOUNTANTS

     On March 20, 1997, the Company notified Ernst & Young LLP ("E&Y") that they were dismissed as the Company's independent auditor.


     The Company and E&Y had not, in connection with the audit of the Company's financial statements for the year ended April 27, 1996, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to E&Y's satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its report.

     The report of E&Y on the Company's financial statements for the year ended April 27, 1996, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report included an explanatory paragraph relating to an uncertainty about the Company's ability to continue as a going concern.

     The decision to change accountants was approved by the Company's Board of Directors.

     On March 20, 1997, the Company appointed Grant Thornton LLP its independent accountants and Grant Thornton LLP accepted such appointment.

The Company had no prior relationship with Grant Thornton LLP.

                                   MANAGEMENT


     The executive officers and Directors of the Company are as follows:


NAME                                    AGE               POSITION
----                                    ---               --------
Charles M. Stimac, Jr.                  46                President, Chief Executive Officer, Chief Financial
                                                          Officer and Director

Herbert L. Luxenburg                    62                Director

C. Rand Michaels                        61                Director


Frank E. Vaughn                         69                Director

Norbert J. Lewandowski                  61                Director

William L. Shanklin                     57                Director


     All Directors serve until the next annual meeting of shareholders, and until their successors are elected and qualified.

CHARLES M. STIMAC, JR. has been President, Chief Executive Officer and a Director of the Company since July 15, 1996. Mr. Stimac has more than twenty years experience in the investment banking industry. Prior to joining the Company, Mr. Stimac served as Vice President of Roney and Company, a member firm of the New York Stock Exchange through June 1996. During Mr. Stimac's 5 year tenure at Roney and Company he was a portfolio manager and a small-cap stock specialist.

HERBERT L. LUXENBURG has been a Director of the Company since September 1988. Mr. Luxenburg has been a proprietor in the hospitality industry since 1965 and has served as President and Chief Executive Officer of the University Inn and Days Inn of Kent, Ohio from 1989 through the present.

C. RAND MICHAELS has been a Director of the Company since September 1986. Mr. Michaels is Vice Chairman of Lomak Petroleum, Inc., a public corporation engaged in exploration for, and in the development and production of, crude oil and natural gas. Mr. Michaels has held executive positions with Lomak since 1976. Mr. Michaels also has served as a Director of Lynx Exploration, Inc., an oil and gas exploration company from 1994 through the present and as a Director of North Coast Energy, Inc. from 1996 through the present.

FRANK E. VAUGHN was appointed Director of the Company on October 13, 1997 to fill a vacant seat on the board and serve until the next election by the shareholders at the 1998 annual meeting. Mr. Vaughn was formerly President of the Hoover Companies and Executive Vice President of the Maytag Corporation. Mr. Vaughn is currently an Adjunct Professor and visiting lecturer at Kent State University.

NORBERT J. LEWANDOWSKI was appointed Director of the Company on December 15, 1997 to fill a vacant seat on the board and serve until the next election by the shareholders at the 1998 Annual Meeting. Mr. Lewandowski currently serves on the Board of Trustees at Kent State University. Mr. Lewandowski is a CPA and until 1992 he headed a large regional accounting firm that he founded. Mr. Lewandowski currently serves as a consultant to many local companies.

WILLIAM L. SHANKLIN was appointed Director of the Company on December 15, 1997 to fill a vacant seat on the board and serve until the next election by the shareholders at the 1998 Annual Meeting. Mr. Shanklin has been a Professor of Marketing and Entrepreneurship at Kent State University from 1977 to the present. Mr. Shanklin has served as consultant and advisor to the President/CEO of the Company for the past 16 months. Mr. Shanklin is an author and has been a consultant to numerous companies, ranging from Fortune 500 firms to small businesses.


DIRECTORS' COMPENSATION


     On September 22, 1996, Herbert L. Luxenburg and C. Rand Michaels were each granted 20,000 options to purchase shares of the Company's common stock at $1.25 per share. On January 2, 1997, Mr. Luxenburg and Mr. Michaels were each granted 20,000 warrants to purchase shares of the Company's common stock at $1.25 per share. On October 10, 1997, Mr. Luxenburg and Mr. Michaels were each granted 20,000 warrants to purchase shares of the Company's common stock at $0.844 per share and Mr. Vaughn was granted 20,000 warrants to purchase shares of the Company's common stock at $0.844 per share. These options and warrants were granted to the Directors to compensate them for their services as Directors. On October 10, 1997 Mr. Vaughn was granted 20,000 warrants to purchase shares of the Company's common stock at $0.844 per share for accepting a position on the Board of Directors. On January 29, 1998, Mr. Lewandowski and Mr. Shanklin were each granted 20,000 warrants for accepting positions on the Board of Directors and 20,000 warrants as compensation for their services as Directors for fiscal 1998. Each warrant allows the Director to purchase one share of the Company's common stock at a price $1.125 per share.


EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


     The following table sets forth a summary of the fiscal years ended April
25 1998, April 26, 1997, and April 27, 1996 of the compensation of the Company's Chief Executive Officer.

                                                                    Long Term
                                                                   Compensation
                                Annual Compensation                   Awards
                                -------------------                -------------
     Name and Principal       Fiscal                     Options      All Other
          Position            Year         Salary        (# of      Compensation
                                                         shares)          ($)
     ------------------       ------       ------        --------   ------------

Charles M. Stimac, Jr.        1998         $150,000       -0-          $1,342(1)
President and Chief
Executive Officer             1997         $108,333       100,000(2)     $670(1)

Robert A. Cutting,            1996         $122,000       -0-            $490
Former President and
Chief Executive Officer


(1) These amounts represent the Company's matching contributions for Mr. Stimac's account in the Company's 401-(K) retirement plan.


(2) Mr. Stimac was granted warrants to purchase 100,000 shares of common stock in connection with the execution of the Stimac Agreement, referred to below.


(3)  Mr. Cutting's employment with the Company terminated effective July 14,
     1996.

     The Company entered into an employment agreement with Charles M. Stimac, Jr. President, Chief Executive Officer and Chief Financial Officer of the Company, as of March 1, 1997 (the "Stimac Agreement"). The Stimac Agreement provides for Mr. Stimac to serve as the Company's President and Chief Executive Officer for an initial three year term beginning March 1, 1997, subject to automatic renewal for one year renewal terms unless either party gives one year's notice of termination. The Stimac Agreement provides for an annual salary of $150,000, subject to annual cost of living increases, and annual bonuses equal to 4% of the Company's pretax income. The Stimac Agreement also provides for the grant of warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.25 per share.

                                                 Number of Shares of Common    Percent of
Name and Position(s)                              Stock Beneficially Owned       Class
-----------------------------------------------------------------------------------------

Charles M. Stimac, Jr., President,
   Chief Executive Officer and Director                    596,986(1)             3.3%

Herbert L. Luxenburg, Director                             213,326(1)             1.6%

C. Rand Michaels, Director                                 246,076(1) (2)         1.4%

Frank E. Vaughn, Director                                  191,843(1) (2)         1.1%

William L. Shanklin, Director                              277,706(1) (2)         1.6%

Norbert J. Lewandowski, Director                           140,000(1) (2)          *

Directors and Executive Officers as a Group (6 Persons)  1,665,937(1) (2)         8.7%

*Less than 1%

     (1) Includes shares the directors have a right to acquire within 60 days through the exercise of warrants and options: Mr. Stimac - 425,000; Mr. Luxenburg - 213,326; Mr. Michaels - 190,826; Mr.
              Vaughn - 115,000; Mr. Shanklin - 175,000; Mr. Lewandowski - 90,000; and all directors and executive officers - 1,209,152.

     (2) Includes shares the directors have a right to acquire within 60 days through the conversion of Preferred Stock: Mr. Michaels - 50,000; Mr. Vaughn - 75,000; Mr. Shanklin - 100,000; Mr.
              Lewandowski - 50,000; and all directors and executive officers - 275,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


              As of July 30, 1998, there were no persons known by the Company to beneficially own more than five percent (5%) of any class of the Company's securities. The following table sets forth certain information as of July 30, 1998, except as noted, regarding the Common Stock held by Directors and the Chief Executive Officer of the Company, including each nominee for election as a Director and all directors and executive officers as a group:


                                                                    Number of Shares of Common          Percent of
Name and Position(s)                                                 Stock Beneficially Owned              Class
-------------------                                                 --------------------------          ----------
Charles M. Stimac, Jr., President,
   Chief Executive Officer and Director                                      596,986(1)                    3.3%

Herbert L. Luxenburg, Director                                               213,326(1)                    1.6%

C. Rand Michaels, Director                                                   246,076(1) (2)                1.4%

Frank E. Vaughn, Director                                                    191,843(1) (2)                1.1%

William L. Shanklin, Director                                                277,706(1) (2)                1.6%

Norbert J. Lewandowski, Director                                             140,000(1) (2)                  *

Directors and Executive Officers
   as a Group (6 Persons)                                                  1,665,937(1) (2)                8.7%

----------------
     *Less than 1%

     (1) Includes shares the directors have a right to acquire within 60 days through the exercise of warrants and options: Mr. Stimac - 425,000; Mr. Luxenburg - 213,326; Mr. Michaels - 190,826; Mr.
              Vaughn - 115,000; Mr. Shanklin - 175,000; Mr. Lewandowski - 90,000; and all directors and executive officers - 1,209,152.

     (2) Includes shares the directors have a right to acquire within 60 days through the conversion of Preferred Stock: Mr. Michaels - 50,000; Mr. Vaughn - 75,000; Mr. Shanklin - 100,000; Mr.
              Lewandowski - 50,000; and all directors and executive officers - 275,000.

                              CERTAIN TRANSACTIONS

     On January 17, 1996, the Company obtained a $500,000 working capital asset-secured loan from the Mezzanine Financial Fund, L.P. ("Mezzanine"). Interest on the loan was due monthly at the rate of 18% per annum. The terms of the loan agreement provided for a $100,000 repayment of principal on each of the first and second anniversaries of the closing of the loan. The balance of $300,000 was due on the third anniversary. Mezzanine, at its option, could have converted the loan into 166,666 shares of common stock (including standard anti-dilution provisions). In consideration for providing the loan, Mezzanine received a five (5) year warrant (the "Warrant Fee") to acquire shares of common stock (at a price equal to the lower of seventy percent (70%) of the 30-day average trading price prior to closing of the loan, or $2.50 (the "Price")). The warrant exercise price was therefore determined to be $2.04 per share. The maximum number of shares subject to the warrant was determined to be 58,910 under a formula in the loan agreement. At Mezzanine's election, all or any part of the Warrant Fee could have been put to the Company upon repayment of the loan for payment in cash in the amount equal to 70% of such Warrant Fee, paid in equal monthly payments over the same number of months that the loan was outstanding. Additionally, Mezzanine received a closing fee equal to 2% of the amount of the loan and reimbursement for expenses associated with the making of the loan.

     On July 24, 1996, the Company distributed 125,000 shares of common stock to Mezzanine in satisfaction of $38,000 of interest charges from May through September 1996 due Mezzanine under the credit facility.

     On September 23, 1996, the Company fully repaid Mezzanine the $500,000. Prior to this date, the Company delivered 125,000 common shares to Mezzanine of which 30,000 shares were sold to pay past due interest. In addition, another 60,000 shares were sold by Mezzanine in September and October 1996, the proceeds, net of commission, used to pay off the remaining interest of approximately $10,000 and agreed to an enhancement fee of approximately $23,000. On December 31, 1996, Mezzanine returned 35,000 shares of Common Stock to the Company.

     Herbert M. Pearlman, Chairman of the Board of Directors of the Company through February 5, 1997, is a director, officer and principal stockholder of the general partner of Mezzanine. Mr. Pearlman is also Chairman, chief executive officer and a principal stockholder of Helm Resources, Inc., a publicly traded company which holds an approximately 14% equity stake in Mezzanine.

     Pursuant to an arrangement with InterSystems, Inc., a company in which Mr. Pearlman is Chairman and in which Mr. Pearlman has a significant equity interest, the Company received certain shareholder relations services. The Company reimbursed InterSystems, Inc. by paying one-third of the salary and other expenses of the InterSystems, Inc. employee providing the services to the

Company. The Company did not make any payments to InterSystems, Inc. during fiscal 1997. The arrangement was terminated in February, 1997.

     Pursuant to an arrangement with Helm Capital Group Inc., that was terminated in February 1997, the Company paid for 25% of the allocated overhead expenses associated with the office space maintained for Mr. Pearlman by Helm Capital Group , Inc. The Company did not make any payments to Helm Resources, Inc. during fiscal 1997.

     William L. Shanklin is serving as a marketing and management consultant to the Company. For his services as a consultant from October 1997 through September 1998, Mr, Shanklin has been awarded 5 shares of the Company's Preferred Stock valued at $12,500 per share.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company is authorized to issue up to 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the date of this Prospectus, 17,591,498 shares of Common Stock and 399 shares of Preferred Stock are issued and outstanding. An additional 3,443,719 shares of Common Stock are issuable upon exercise of outstanding stock options and warrants to purchase Common Stock.


     The following description provides a summary of the material rights and limitations relating to ownership of the Company's capital stock. For a complete legal description of the Company's capital stock, reference should be made to the Company's Restated Certificate of Incorporation, as amended, and Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

     The Company's 9% Convertible Cumulative Redeemable Preferred Stock, Series A, with a per share stated value of $12,500 (each a "Preferred Share") is convertible into the Company's Common Stock at a price of $1.00 per share. Attached to each Preferred Share are redeemable common stock purchase warrants to purchase a number of shares of Common Stock, at a price of $1.25 per share, equal to the number of shares of Common Stock issued upon conversion of the Preferred Shares. The warrants are exercisable for a period of five years commencing on the date of the conversion of the Preferred Shares. The Preferred Shares may be redeemed by the Company, at its option, upon no more than sixty, nor fewer than thirty, written days notice to the holder. Each Preferred Share pays dividends semi-annually each February 1 and August 1, commencing on February 1, 1997. The Company may elect to make dividend payments in shares of Common Stock of the Company issued at 90% of the then market price of the Common Stock.

COMMON STOCK

     All outstanding shares of Common Stock are, and the shares to be issued in this Offering will be, fully paid and non-assessable. There are no preemptive, conversion, subscription, redemption or repurchase rights associated with the shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share owned of record on matters submitted to a vote of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights in the election of Directors. Upon liquidation of the Company, the holders of Common Stock are entitled to participate ratably in the assets available for distribution after satisfaction of all claims of the Company's creditors and preferred shareholders. The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors, in its discretion, may declare out of funds legally available therefor.

CERTAIN BYLAW PROVISIONS

     The Company's Bylaws provide that stockholders may act by written consent, without prior notice and without a vote, if a consent is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting of stockholders. The Bylaws may be amended by a majority vote of the stockholders or Board of Directors. The foregoing summary of material provisions is qualified in its entirety by reference to the Company's Bylaws, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER MATTERS

     A Florida corporation may not engage in a business transaction with any person acquiring 10% or more of the voting stock of such Florida corporation (an "interested shareholder") for a period of three years following the date of such acquisition, unless: (i) the corporation approved the business transaction; (ii) the corporation has not had more than 300 shareholders of record at any time during the proceeding three years; (iii) the interested stockholder has been a beneficial owner of 80% or more of the corporation's voting stock for at least five years prior to the transaction; (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (v) the corporation is an investment company registered under the Investment Company Act of 1940; (vi) in the business transaction, consideration shall be paid to the holders of each class or series of voting shares and all of the following conditions shall be met: (1) the aggregate amount of the cash and the fair market value as of the valuation date of consideration other than cash to be received per share by holders of each class or series of voting shares in such transaction are at least equal to the highest of the following: (a) if applicable, the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of such class or series acquired by it within the 2-year period immediately preceding the transaction date or in the transaction in which it became an interested shareholder, whichever is higher; (b) the fair market value per share of such class or series on the transaction date; (c) if applicable, the price per share equal to the fair market value per share of such class or series determined pursuant to subparagraph b., multiplied by the ratio of the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of such class or series acquired by it within the 2-year period immediately preceding the transaction date, to the fair market value per share of such class or series on the first day in such 2-year period on which the interested shareholder acquired any shares of such class or series; and (d) if applicable, the highest preferential amount, if any, per share to which the holders of such class or series are entitled in the event of any voluntary or involuntary dissolution of the corporation, (2) the consideration to be received by holders of outstanding shares shall be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series, and if the interested shareholder has paid for shares with varying forms of consideration, the form of the consideration shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the interested shareholder, (3) During such portion of the 3-year period preceding the transaction date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors: (a) there shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation; (b) there shall have been: (I) no reduction in the annual rate of dividends paid on any class or series of voting shares, except as necessary to reflect any subdivision of the class or series; and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or similar transaction which has the effect of reducing the number of outstanding shares of the class or series; and (c) such interested shareholder shall not have become the beneficial owner of any additional voting shares except as part of the transaction which results in such interested shareholder becoming an interested shareholder, (4) during such portion of the 3-year period preceding the transaction date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, such interested shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such affiliated transaction or otherwise,
(5) except as otherwise approved by a majority of the disinterested directors, a proxy or information statement describing the affiliated transaction and complying with the requirements of the Exchange Act and the rules and regulations thereunder has been mailed to holders of voting shares of the corporation at least 25 days before the consummation of such affiliated transaction, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or such rules or regulations.

     The corporation may opt out of the effect of this statute by: (i) including a provision to such effect in the corporation's original certificate of incorporation, (ii) amendment to the corporation's bylaws made by the board of directors prior to January 1, 1989, or (iii) amendment of the corporation's certificate of incorporation or bylaws approved by holders of a majority of the shares entitled to vote, excluding the voting shares of the interested shareholder; provided that such amendment shall not take effect until 18 months after its adoption and shall not effect any business combinations with interested stockholders which are effected during such 18 months.

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

     The Company's Directors are each party to an Indemnification Agreement pursuant to which such Directors of the Company shall not be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders; provided, that such Director shall act in good faith and in a manner he reasonably believes to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, such Director has no reasonable cause to believe his conduct is unlawful.

TRANSFER AGENT

     American Stock Transfer & Trust Co. is the transfer agent and registrar for the Common Stock.

                                  LEGAL MATTERS

     Certain legal matters relating to the legality of the Securities offered hereby have been passed upon for the Company by St. John & Wayne, L.L.C., 70 East 55th Street, New York, New York 10022.

                                     EXPERTS


     The consolidated financial statements and financial statement schedule of the Company included herein, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon for the fiscal years ended April 25, 1998 and April 26, 1997 (which contains an explanatory paragraph with respect to a going concern uncertainty mentioned in Note 3 of the consolidated financial statements for the fiscal years ended April 25, 1998 and April 26, 1997) included herein. Such consolidated financial statements and financial statement schedule are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of the Company for the year ended April 27, 1996 included herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to a going concern uncertainty mentioned in Note 3 to the consolidated financial statements) appearing elsewhere herein. The information under the caption "Selected Financial Data" for each of the three fiscal years in the period ended April 27, 1996, included elsewhere herein, have been derived from the consolidated financial statements audited by Ernst & Young LLP. Such consolidated financial statements and financial statement schedule are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE
                                      -------------------------------------------------------
REPORTS OF INDEPENDENT AUDITORS..................................................................................................F-2

FINANCIAL STATEMENTS

Consolidated Balance Sheets as of April 25, 1998 and April 26, 1997 .............................................................F-4

Consolidated Statement of Operations for the Years ended April 25, 1998, April 26, 1997, and April 27, 1996......................F-5

Consolidated Statement of Cash Flows for the Years ended April 25, 1998, April 26, 1997, and April 27, 1996......................F-6

Consolidated Statement of Stockholders' Equity for the Years ended April 25, 1998, April 26, 1997, and April 27, 1996............F-7

Notes to Consolidated Financial Statements.......................................................................................F-8

Supplementary Data:

Schedule II - Valuation & Qualifying Accounts...................................................................................F-18

                         Report of Independent Auditors


The Board of Directors and Stockholders
ABC DISPENSING TECHNOLOGIES, INC.

We have audited the accompanying consolidated balance sheets of ABC DISPENSING TECHNOLOGIES, INC. as of April 25, 1998 and April 26, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. Our audits also included the financial statement schedule listed in the index at Item 8. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ABC DISPENSING TECHNOLOGIES, INC. at April 25, 1998 and April 26, 1997, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements and schedule have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company's history of operating losses and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements and schedule do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


                                                             GRANT THORNTON LLP


Cleveland, Ohio
June 30, 1998
(Except for note 15,
 as to which the date
is July 9, 1998)

                         Report of Independent Auditors


The Board of Directors and Stockholders ABC DISPENSING TECHNOLOGIES, INC.

We have audited the accompanying consolidated statements of operations, cash flows and stockholders' equity of ABC DISPENSING TECHNOLOGIES, INC. (name changed from American Business Computers Corporation) for the fiscal year ended April 27, 1996. Our audit also included the financial statement schedule on page F-18 for the fiscal year ended April 27, 1996. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of ABC DISPENSING TECHNOLOGIES, INC. operations and its cash flows for the fiscal year ended April 27, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the fiscal year ended April 27, 1996, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements for the fiscal year ended April 27, 1996, have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company's history of operating losses and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that might result from the outcome of this uncertainty.

                                                              ERNST & YOUNG LLP


Akron, Ohio
August 8, 1996

                        ABC DISPENSING TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS

ASSETS                                                                              April 25, 1998           April 26, 1997
------------------------------------------------------------------------------------------------------------------------------------
Current Assets
         Cash and cash equivalents                                                   $    351,000             $     445,000
         Accounts receivable, less allowance for doubtful accounts
           of $84,000 in 1998 and $191,000 in 1997                                        708,000                   327,000
         Inventories (Note 4)                                                           1,290,000                 1,431,000
                                                                                    -------------              ------------
                  Total current assets                                                  2,349,000                 2,203,000

Property, plant, and equipment (Note 5 and 11)                                            644,000                   704,000

Other assets:
         Investment in Joint Venture (Note 14)                                            202,000                         -
         Intangible assets, less accumulated amortization of
           $633,000 in 1998 and $552,000 in 1997                                           29,000                   102,000
         Patents pending and deferred charges                                              70,000                   341,000
                                                                                  ---------------            --------------
                                                                                          301,000                   443,000
                                                                                   --------------            --------------

Total Assets                                                                         $  3,294,000              $  3,350,000
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities

         Current portion of long-term debt                                        $        36,000           $        36,000
         Short-term notes payable (Note 5)                                                300,000                         -
         Line of credit (Note 5)                                                          201,000                     2,000
         Accounts payable                                                                 649,000                   877,000

         Accrued liabilities:
           Accrued interest                                                                22,000                         -
           Employee compensation and benefits                                             199,000                   224,000
           Warranty reserve                                                               169,000                    88,000
           Other                                                                          197,000                   177,000
         Deferred income                                                                  261,000                    28,000
                                                                                     ------------          ----------------
                  Total current liabilities                                             2,034,000                 1,432,000

Long-term debt (Note 5)                                                                   257,000                   283,000

Stockholders' equity (Notes 7, 9):
         Preferred Stock - Series A, 9% cumulative;
          authorized 480 shares 374 and 271 shares issued
         and outstanding in 1998  and 1997, respectively                                4,675,000                 3,388,000
         Common Stock, $.01 par value; authorized 50,000,000

           shares; 17,591,498 and 17,114,279 shares issued 1998

           and 1997, respectively                                                         176,000                   171,000
         Additional paid-in capital ($37,000 restricted for cost of
           treasury shares held in 1997)                                               19,461,000                19,014,000
         Retained earnings (deficiency)                                             (  23,264,000)           (   20,850,000)
                                                                                    -------------            --------------
                                                                                        1,048,000                 1,723,000
         Less notes receivable - stockholders                                       (      45,000)           (       51,000)
         Less cost of treasury stock, 35,000 shares                                             -            (       37,000)
                                                                                    -------------         -----------------
            Total Stockholders' Equity                                                  1,003,000                 1,635,000
                                                                                   --------------           ---------------
Total Liabilities and Stockholders' Equity                                          $   3,294,000            $    3,350,000
====================================================================================================================================

                             See accompanying notes.

                        ABC DISPENSING TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                    Years Ended April 25,     April 26,          April 27,
                                                                            1998                1997                1996
------------------------------------------------------------------------------------------------------------------------------------
Revenues:
         Equipment Sales                                        $  4,694,000            $   2,427,000         $   4,258,000
         Service revenues                                            605,000                  646,000               799,000
         Royalties                                                         -                        -               255,000
                                                              --------------           --------------         -------------
                                                                   5,299,000                3,073,000             5,312,000

Cost and expenses:
         Cost of equipment sold                                    3,604,000                1,848,000             3,060,000
         Service expenses                                            632,000                  991,000             1,550,000
         General and administrative                                1,742,000                1,997,000             1,106,000
         Selling and marketing                                       456,000                  700,000               540,000
         Research and development                                    691,000                  629,000               714,000
                                                              --------------           --------------         -------------
                                                                   7,125,000                6,165,000             6,970,000
                                                              --------------           --------------         -------------

Loss from operations                                             ( 1,826,000)             ( 3,092,000)          ( 1,658,000)

Other income (expense)

         Litigation fees and settlement (Note 13)                          -                   95,000               366,000
         Interest expense                                        (   160,000)           (     138,000)         (    134,000)
         Equity in loss of joint venture                         (    67,000)                       -                     -
         Other, net                                                   25,000                  167,000               102,000
                                                              --------------           --------------         -------------

                                                                 (   202,000)                 124,000               334,000
                                                              --------------           --------------         -------------

Net loss                                                       $(  2,028,000)            $( 2,968,000)         $( 1,324,000)
====================================================================================================================================


Net loss per share - Basic and Diluted                         $(       0.13)            $(      0.18)         $(      0.08)
====================================================================================================================================

                             See accompanying notes.

                        ABC DISPENSING TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                Years Ended April 25,          April 26,        April 27,
                                                                        1998                     1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Operating activities:
--------------------
Net loss                                                            $( 2,028,000)         $( 2,968,000)       $(  1,324,000)

      Adjustments to reconcile net loss to net cash
         used in operating activities:
         Deprecation and amortization                                    386,000               313,000              110,000
         Loss on disposal of asset                                         6,000                     -                    -
         Loss on equity investment in Joint Venture                       67,000
         Treasury stock issued as compensation
           for legal services                                             37,000                     -                    -

      Changes in operating assets and liabilities:
         Receivables                                                (    381,000)              437,000          (   398,000)
         Inventories                                                     141,000                272,000         (   484,000)
         Other assets                                                     75,000           (   307,000)         (   283,000)
         Accounts payable                                           (    228,000)                2,000              421,000
         Accrued liabilities                                              98,000           (   428,000)         (   869,000)
         Deferred income                                                 233,000           (     5,000)              13,000
                                                              ------------------        --------------   ------------------

      Total adjustments                                                  434,000               284,000           (1,490,000)
                                                              ------------------        --------------   ------------------

Net cash used in operating activities                               (  1,594,000)          ( 2,684,000)         ( 2,814,000)

Investing activities:
--------------------
      Purchases of property, plant, and equipment                   (      6,000)        (      69,000)         (    16,000)
      Additions to patent                                           (     33,000)        (       4,000)                   -
      Proceeds from sale of equipment                                      1,000                     -                    -
      Investment in Joint Venture                                   (    255,000)        (      14,000)                   -
                                                              ------------------        --------------   ------------------

Net cash used in investing activities                               (    293,000)        (      87,000)         (    16,000)

Financing activities:
--------------------
      Proceeds from Line of Credit - Net                                 199,000                     -                    -
      Proceeds from private placement of
       Stock - Net                                                     1,282,000             3,388,000              926,000
      Proceeds from private placement of
        notes payable                                                    335,000                29,000            1,267,000
      Private placement costs                                                  -         (      73,000)
      Proceeds from issuance of common stock                                   -               140,000                    -
      Repayment of notes payable and loan costs                     (     37,000)        (     820,000)         (   684,000)
      Proceeds from collection of stockholders receivable                  6,000                95,000
      Proceeds from stock issued for exercise of stock
        options and warrants                                               8,000                 6,000              500,000
      Purchase of treasury shares                                              -         (      37,000)                   -
                                                              ------------------        --------------   ------------------

Net cash provided by financing activities                              1,793,000             2,728,000            2,009,000
                                                              ------------------        --------------   ------------------

Net decrease in cash and cash equivalents                          (      94,000)        (      43,000)        (    821,000)
Cash and cash equivalents at beginning of year                           445,000               488,000            1,309,000
                                                              ------------------        --------------   ------------------

Cash and cash equivalents at end of year                           $     351,000         $     445,000         $    488,000
====================================================================================================================================

                             See accompanying notes.

                        ABC DISPENSING TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
         Years ended April 25, 1998, April 26, 1997, and April 27, 1996

                                                       Common
                                        Number of      Stock                   Additional       Retained       Notes
                                        Shares of    $.01 Par    Preferred       Paid-in        Earnings    Receivable-   Treasury
                                      Common Stock     Value       Stock         Capital      (Deficiency) Stockholders     Stock
------------------------------------------------------------------------------------------------------------------------------------
Balance at April 29, 1995              15,996,116   $160,000                  $17,070,000   $(16,558,000)   $(157,000)

     Private placements                   569,667      6,000                      909,000

     Stock issued to settle litigation    150,000      1,000                      466,000

     Exercise of warrants                 214,000      2,000                      426,000

     Exercise of stock options             54,377      1,000                       71,000

     Collection on notes receivable-
          stockholders                                                                                         11,000

     Net loss                                                                                (1 ,324,000)
                                      ----------------------------------------------------------------------------------------------
Balance at April 27, 1996              16,984,160   $170,000                  $18,942,000   $(17,882,000)   $(146,000)

     Preferred Stock private
        placement (Note 9)                                      $3,388,000

     Private placement costs                                                      (73,000)

     Issuance of Stock to Mezzanine
        Financial Fund, L.P. (Note 5)     125,000      1,000                      139,000

     Exercise of Stock Options              5,119                                   6,000

     Collection on notes receivable-
          stockholders                                                                                         95,000

     Net loss                                                                                 (2,968,000)

     Treasury Stock                                                                                                        $(37,000)
                                      ----------------------------------------------------------------------------------------------
Balance at April 26, 1997              17,114,279   $171,000    $3,388,000    $19,014,000   $(20,850,000)    $(51,000)     $(37,000)

     Preferred Stock private
        placement (Note 9)                                      $1,287,000

     Preferred Stock Dividend
       (Note 9)                           469,704      5,000                      381,000       (386,000)

     Warrants Outstanding -
        Original Issue Discount (Note 5)                                           63,000

     Exercise of Stock Options              7,515                                   8,000

     Commissions on Preferred Stock                                                (5,000)

     Collection on notes receivable-
          stockholders                                                                                          6,000

     Net loss                                                                                 (2,028,000)

     Issuance of Treasury Stock
       (35,000 shares) issued for
       legal services received                                                                                               37,000
                                      ----------------------------------------------------------------------------------------------
Balance at April 25, 1998              17,591,498   $176,000    $4,675,000    $19,461,000   $(23,264,000)    $(45,000)     $      0
-----------------------------------------------------------------------------------------------------------------------------------

                             See accompanying notes.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

1.       Business description


ABC DISPENSING TECHNOLOGIES, INC. (the "Company"), a Florida Corporation, designs proprietary dispensing systems to dispense and blend liquids, powders and other ingredients to a uniform and high degree of accuracy. The Company provides training, installation and product service and also custom designs and manufactures its own proprietary dispensing equipment to meet the needs of its customers which are located primarily in the United States. To date, the Company has focused its development and marketing efforts on the Beverage and Paint Industries.

2.       Significant accounting policies

Year End - The Company's fiscal year-end is the Saturday closest to April 30, which results in a fifty-two or fifty-three week year. Fiscal 1998, fiscal 1997 and fiscal 1996 consisted of fifty-two weeks ending on April 25, April 26, and April 27, respectively. References to the years 1998, 1997 and 1996 refer to fiscal years ended April 25, 1998; April 26, 1997; and April 27, 1996 respectively.

Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries, ABC DISPENSING TECHNOLOGIES, INC. (an Ohio Corporation) and ABC Tech Corp. Significant intercompany transactions and balances have been eliminated in consolidation.

Loss Per Share - In 1997, the Financial Accounting Standards Board issued Statement (SFAS) No. 128, Earnings per share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All loss per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Flow Statements - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. For the years ended April 25, 1998, April 26, 1997, and April 27, 1996, interest expense approximated interest paid by the Company.

Financial Instruments - The carrying value of the Company's cash, accounts receivable, accounts payable and notes payable are a reasonable estimate of their fair value due to the short-term nature of these instruments. The Company's long-term debt has variable interest rates and carrying value approximates fair market value at April 25, 1998.

Inventories - Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) method.

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation is provided primarily by use of the straight-line method over the estimated useful lives of the assets, which are five years for machinery and equipment and thirty years for buildings.

Intangible Assets - Intangible assets consist of patents and purchased selling rights which are recorded at cost. Amortization is provided using the straight-line method over a period of five years or less.

Revenue Recognition - Revenue on equipment sales is recognized when the product is shipped and title transfers. Revenue for development services and for service and support is recognized when the service is performed unless there is a service contract. Revenue from service contracts is recognized ratably over the contract term, generally one year. Royalty income is recognized in accordance with the terms of the royalty agreement, which generally provides that royalties are based on units shipped.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

2.       Significant accounting policies (continued)


Major Customer - Revenues from The Home Depot, Inc. were 89% and 3% of total revenues for the years ended April 25, 1998 and April 26, 1997, respectively. Revenues from The Sherwin-Williams Company were 1%, 54%, and 72% of total revenues for the years ended April 25, 1998, April 26, 1997 and April 27, 1996, respectively. The Company currently has no orders from Sherwin-Williams and does not expect significant revenues from sales to Sherwin-Williams in the near future.

Provision for Warranty Claims - Estimated warranty costs are provided at the time of sale of the warranted products.

Stock-Based Compensation - The Company grants stock options for a fixed number of shares to employees generally with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants. Additional disclosures relating to stock option activity which are required by Statement of Financial Accounting Standards (SFAS) No. 123 - Accounting for Stock Based Compensation are included in note 7.

Newly Issued Accounting Standards - During the first quarter of 1998, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. These standards are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of these standards will not have a material impact on the Company's financial disclosures.

3.       Going concern uncertainty

The Company has reported a net loss for each year of operation since its inception except for 1989, and as of April 25, 1998 has an accumulated retained earnings deficiency of $23,264,000. The Company had negative cash flow from operating activities of $1,594,000, $2,684,000 and $2,814,000 for the years ended April 25, 1998, April 26, 1997, and April 27, 1996, respectively. Cash and cash equivalents declined from $1,309,000 at the beginning of fiscal 1996 to $351,000 at April 25, 1998. Management expects that the Company will continue to incur losses and use cash in operations in the near future.

Management recognizes the Company must generate additional funds to assure continuation of operations. The Company has been successful in raising capital from private investors and raised $5,590,000 over the past three years through private placements of both preferred and common stock. The Company is continuing in it efforts to raise capital through private placements of 9% Convertible Cumulative Preferred Stock. The Preferred Stock is convertible into common stock at $1 per share. Proceeds from private placements will be used to reduce accounts payable and provide additional working capital. No assurances can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional funds, that the Company will achieve profitable operations or positive cash flow. These conditions raise substantial doubt about the Company's ability to continue as a going concern. No adjustments to the amounts or classification of assets and liabilities which could result from the outcome of this uncertainty are reflected in the consolidated financial statements.

The Company intends to satisfy its short-term (i.e., the next 12-month period) capital requirements using advances from its line of credit and through the proceeds of offerings of its equity securities. The Company is currently attempting to raise at least $2,000,000 through an offering of its Convertible Preferred Stock. The exact terms of this offering have not been finalized. Longer term capital needs are anticipated to be satisfied by additional proceeds of offerings of the Company's equity and/or debt securities, improvements in operational cash flow, warrant exercise proceeds, and traditional credit facilities. There can be no assurance that at any time a sufficient market for the Company's equity offerings or debt financings will be available upon commercially reasonable terms, if at all.

The Company's long-term capital plan is critically dependent upon the commercial success of its Products and, to the extent success is not timely achieved, its ability to implement significant cost reduction programs. Toward this end, Management has taken steps to increase revenue through sales and marketing efforts that include the redeployment of research and development resources of the Company to work closely with the Company's existing and prospective customers in the paint and beverage industry to refine the Company's products and maximize their commercialization. If it becomes necessary to implement significant cost reduction programs, it is likely that such programs will involve a significant curtailment of marketing and research and development activities as well as payroll reductions which would likely have an adverse affect on future operating results. There can be no assurance that the Company will be successful in generating operating profit and sufficient operational cash flow through the commercial success of its products or any such cost reduction programs. If the Company is not successful in this regard, Management will have to consider alternative uses of its assets including the possible licensing or outright sale of one or more of its proprietary technologies.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

4.       Inventories

At April 25, 1998 and April 26, 1997, inventories consisted of the following:

                                                  1998                 1997
                                          -----------------        -------------
Raw Materials                                  $   785,000         $    927,000
Work-in-process                                    293,000              118,000
Finished goods                                     212,000              386,000
                                                                   -------------
                                          =================        =============
                                                $1,290,000           $1,431,000
                                          =================        =============

The above amounts are net of obsolescence reserves of $909,000 and $838,000 at 1998 and 1997, respectively.

5.       Financing arrangements

At April 25, 1998 and April 26, 1997, long-term debt consisted of the following:

                                                   1998                1997
                                               --------------     --------------
Note payable to bank                              $257,000             $268,000
Other                                               36,000               51,000
                                               --------------     --------------
                                                   293,000              319,000
Less amounts due within one year                  ( 36,000)            ( 36,000)
                                               --------------     --------------
Total long-term debt                              $257,000             $283,000
                                               ==============     ==============


The note payable to bank, which is secured by the Company's headquarters facility, has an adjustable interest rate (9.03% at April 25, 1998 and 9.25% at April 26, 1997) which may not increase or decrease by more than 2% once every three years. The maximum increase or decrease is 6% over the life of the loan. Principal and interest payments of $2,995 are payable monthly with a final payment of $143,000 due October 1, 2005. At April 25, 1998, the collateralizing facility and improvements thereto have a net book value of $528,000.

Maturities of long-term debt for the five years subsequent to April 25, 1998 are as follows: 1999--$36,000; 2000--$24,000; 2001--$20,000; 2002--$19,000 and
2003--$19,000.

Mezzanine Note
On January 17, 1996, the Company obtained a $500,000 working capital asset-secured loan from the Mezzanine Financial Fund, L.P. ("Mezzanine"). Interest is due monthly at the rate of 18% per annum. In consideration for providing the loan, Mezzanine received a five (5) year warrant to acquire 58,910 shares of common stock at a $2.04 per share. The Company also paid a closing fee equal to 2% of the amount of the loan and reimbursed Mezzanine for expenses associated with the making of the loan. On July 24, 1996, the Company distributed 125,000 shares of common stock to Mezzanine. Mezzanine subsequently sold 90,000 of the shares to satisfy interest charges from April through September, 1996, prepayment penalties and other fees. On September 24, 1996, the Company repaid the $500,000 principal balance of the loan in full. On December 31, 1996, the loan agreement was terminated and Mezzanine returned 35,000 shares of Common Stock to the Company.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

5.       Financing arrangements (continued)

Short Term Notes Payable

In August, 1997 the Company began issuing notes payable through a private placement in multiples of $12,500, or fractions thereof. As of April 25, 1998, the Company has issued notes in the aggregate of $335,000. The notes accrue interest at the rate of 10%, with principal and interest paid at maturity. The initial maturity date was June 30, 1998, however, the Company had the option, which it exercised, to extend the maturity date to December 31, 1998. Attached to the notes are redeemable common stock purchase warrants to purchase 5,000 shares of the Company's common stock at a price of $1.25 per share. The warrants are exercisable for a period of five years commencing on the date of issuance. The warrants have been valued at $63,000 using the Black-Scholes option pricing model using the following weighted-average assumptions: a risk free interest rate of 6.37% and expected volatility of .82%. A discount on notes payable has been recorded for that amount. The discount, which is being amortized over the life of the Notes, as extended, was $35,000 as of April 25, 1998. In consideration for extending the initial maturity date, per the terms of the notes, the Company issued to each noteholder an additional 5,000 warrants to purchase common stock of the Company at a price of $1.25.

Line of Credit

On December 18, 1995, the Company established a line of credit which is secured by accounts receivable and other assets of the Company. The credit line, as adjusted, provides for a maximum of $500,000 borrowing capacity to the Company. At April 25, 1998, $201,000 was outstanding under the line of credit and due to formula restrictions, no funds were available to be advanced thereunder. At April 26, 1997, $2,000 was outstanding and due to formula restrictions, only $108,000 of the line of credit was available. The line of credit bears an interest rate of prime plus four points (12.50% at April 25, 1998 and April 26, 1997). The weighted-average interest rate for the years ended April 25, 1998 and April 26, 1997 was 12.50% and 12.25%, respectively. The credit line matures December 31, 1998. The Company plans to seek extension of the credit line every 12 months until the Company's cash flows from operations are sufficient to satisfy its short-term cash requirements.

6.       Income taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of Company assets and liabilities.

The components of the Company's deferred income taxes at April 25, 1998 and April 26, 1997 are as follows:

                                                  1998                1997
                                          ----------------    ----------------

Net operating loss carryforwards              $  7,410,000        $  6,650,000
Inventories                                        422,000             413,000
Other                                              269,000             170,000
                                          ----------------    ----------------
  Total deferred tax asset                       8,101,000           7,233,000
Valuation allowance for deferred taxes          (8,101,000)         (7,233,000)
                                          ----------------    ----------------
  Net deferred taxes                      $              0    $              0
                                          ================    ================

 At April 25, 1998 and April 26, 1997, the Company had Federal net operating loss carryforwards for tax reporting purposes of approximately $19,500,000 and $17,500,000, respectively. The net operating loss carryforwards expire in the years 1999 to 2013. It is uncertain if benefits relating to these deferred tax assets are realizable and accordingly, a valuation allowance equal to the amount of such deferred tax assets has been recorded.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

7.       Common stock

Stock Option Plans

The Company has non-qualified stock option plans under which directors, officers and key employees may be granted incentive stock options for the purchase of the Company's common stock. An aggregate of 500,000 shares of the Company's common stock were reserved for issuance under the Company's 1990 Stock Option Plan and 1,750,000 shares were reserved for issuance under the Company's 1995 Stock Option Plan and amendments thereto. All granted options are exercisable after six months from the grant date provided the employee has at least one year of service. Grant options expire five years after grant date or 90 days after the Employee's or Director's relationship with the Company is terminated. The Company also may grant incentive stock warrants to purchase the common stock of the Company to directors, officers and key employees.

A summary of the Company's stock option plans and employee stock warrants, and related information for the years ended April 25, 1998, April 26, 1997, and April 27, 1996, is as follows:

                                                    1998                         1997                            1996
                                          ---------------------------    ------------------------       -----------------------
                                                          Weighted                    Weighted                      Weighted
                                                           Average                     Average                       Average
                                            Shares     Exercise price     Shares   Exercise price       Shares   Exercise price
                                          ----------   --------------    --------  --------------       -------- --------------
Outstanding - beginning of year           1,518,323    $       1.68       510,966    $       2.46      411,941     $       1.81

     Granted                                611,000    $       1.07     1,029,851    $       1.29      273,902     $       2.89
     Exercised                               (7,515)   $       1.00        (5,119)   $       1.10      (54,377)    $       1.32
     Canceled                              (223,589)   $       2.05       (17,375)   $       1.50     (120,500)    $       1.75
                                          ---------                     ---------                    ---------

Outstanding - end of year                 1,898,219    $       1.39     1,518,323    $       1.68      510,966     $       2.46
                                          =========                     =========                    =========

Exercisable at end of year                1,302,219    $       1.48     1,039,652    $       1.92      468,814     $       2.48
                                          =========                     =========                    =========

Available for grant                       1,379,662                       341,677                      894,034
                                          =========                     =========                    =========

Weighted average fair value of options
     granted during the year                $  0.74                       $  0.96                       $ 1.95

The following table summarizes information about stock options and employee stock warrants outstanding and exercisable by price range as of April 25, 1998:

                                                         Outstanding                                 Exercisable
                                     ------------------------------------------------       -----------------------------
                                                           Weighted
                                                            Average
                                                           Remaining         Weighted                         Weighted
                                                          Contractual         Average                          Average
Range of exercise prices                 Shares              Life       Exercise Price         Shares       Exercise Price
------------------------             ---------------   --------------   --------------      -------------   --------------
   $.844 - $1.63                          1,688,317          4.15           $   1.19         1,092,317      $     1.18

   $1.51 - $2.50                             24,652          2.57           $   2.19            24,652      $     2.19

   $2.51 - $3.44                            185,250          1.73           $   3.16           185,250      $     3.16
                                          ---------                                          ---------

                                          1,898,219                                          1,302,219
                                          =========                                          =========

                                      F-12

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

7.       Common stock (continued)

Accounting for Stock Based Compensation
---------------------------------------

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock based compensation. The exercise price of each stock options and employee stock warrant equals the market price of the Company's stock on the date of grant.
Accordingly, no compensation cost has been recognized for the plans.

During 1995, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 defines a fair valued based method of accounting for an employee stock option and similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS 123 allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed in APB 25. Entities that elect to continue using APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has computed, for pro forma disclosure purposes, the value of all options granted during the fiscal years ending April 25, 1998, April 26, 1997 and April 27, 1996, using the Black-Scholes option pricing model as prescribed by SFAS 123 using the following weighted average assumptions:

                                       1998             1997              1996
                                     --------        ---------          -------

Risk-free interest rate                 6.37%           6.54%             6.18%

Dividend yield                             0 %             0 %               0 %

Volatility                                82%             79%               92%

Average life                          5 years          5 Years           5 Years

Using the Black-Scholes methodology, the total value of options granted during fiscal 1998, 1997 and 1996 was $453,000 and $781,000 and 495,000, respectively.
If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and net loss per share would approximate the pro forma disclosures below:

                                                       April 25, 1998       April 26, 1997        April 27, 1996
                                                      ---------------       --------------        --------------
     Net Loss                    As reported            $ (2,028,000)        $ (2,968,000)         $ (1,324,000)
                                 Pro forma              $ (2,285,000)        $ (3,749,000)         $ (1,819,000)

     Basic and Diluted
       Earnings per share        As reported                 $ (0.13)             $ (0.18)              $ (0.08)
                                 Pro forma                   $ (0.16)             $ (0.22)              $ (0.11)

Warrants

On May 2, 1995, the Company granted an employee warrants to purchase 20,000 restricted shares of common stock at $3.38 per share; the warrants expire May 2, 2000.

On June 13, 1995, the Company initiated a private offering to sell 20 units of $25,000 10% Senior Subordinate Notes due June 1, 1998 and three year redeemable warrants to purchase 12,500 shares of the Company's common stock at $2 per share (See Note 5).

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

7.       Common stock (continued)

On September 14, 1995, the Company issued 200,000 warrants at $3.50 per share to Hussmann Corporation pursuant to the securities litigation settlement (see footnote 12 to the Consolidated Financial Statements).

On November 1, 1995, the Company issued 500,000 warrants at $3.50 per share to Pepsi-Cola Company pursuant to the securities litigation settlement (see footnote 12).

On December 11, 1995, the Company issued 30,000 warrants at $2.25 per share pursuant to a sale of common stock.

On July 15, 1996, the Company granted 300,000 warrants at $1.375 per share to Charles M. Stimac, Jr. pursuant to the terms of his employment agreement as President of the Company. The warrants are subject to a 10 year vesting schedule.

On September 7, 1996, the Company granted 10,000 warrants at $3.50 per share and 25,000 warrants at $1.25 per share to William L. Shanklin, consultant to the Company.

On October 27, 1996, the Company granted 15,000 warrants at $1.25 per share to Charles M. Stimac, Jr., President.

On January 2, 1997, the Company granted warrants to Herbert L. Luxenburg, Director (20,000), and C. Rand Michaels, Director (20,000), at $1.25 per share.

On February 5, 1997, the Company issued 50,000 warrants at $1.25 per share to Herbert M. Pearlman, former Director.

On March 1, 1997, the Company issued 100,000 warrants at $1.25 per share to Charles M. Stimac, Jr., President.

On May 15, 1997, the Company granted 381,000 warrants with an exercise price of $1.125 per share to 38 employees of the Company.

On August 22. 1997, the Company granted 15,000 warrants at $0.96 per share to an employee of the Company.

On September 10, 1997, the Company granted 40,000 warrants to Frank E. Vaughn, Director; 20,000 warrants to Herbert Luxenburg, Director; and 20,000 warrants to
C. Rand Michaels, Director at $0.844 per share.

On November 27, 1997, the Company granted 55,000 warrants at $1.063 per share to an employee of the Company.

On January 29, 1998, the Company granted 40,000 warrants to Norbert Lewandowski, Director; and 40,000 warrants to William L. Shanklin, Director at $1.125 per share.

8.       Net loss per share

The following table sets forth the computation of net loss per share - basic and diluted:

                                                                                                Years Ended
                                                                      ------------------------------------------------------------
                                                                         April 25,               April 26,             April 27,
                                                                           1998                     1997                 1996
                                                                      ------------------------------------------------------------
Numerator:
  Net Loss                                                             $ (2,028,000)          $( 2,968,000)          $ (1,324,000)
  Preferred Stock Dividends                                                (243,000)              (143,000)                     -
                                                                       ------------           ------------           ------------

  Numerator for net loss per share - loss attributable

    to common shareholders                                             $ (2,271,000)          $( 3,111,000)          $( 1,324,000)

Denominator:
  Denominator for basic and diluted earnings
    per share - weighted-average shares                                  17,230,000             17,074,000             16,414,000
                                                                       ------------           ------------           ------------

Net loss per share -- basic and diluted                                $      (0.13)          $     ( 0.18)          $     ( 0.08)
                                                                       ============           ============           ============

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

8.       Net loss per share (continued)

The effect of potentially dilutive securities have not been included in the above computations since such securities would have been anti-dilutive for the periods presented. These potentially dilutive securities consisted of options and warrants to purchase 3,244,719; 2,853,234 and 2,775,679 shares of Common Stock as of April 25, 1998, April 26, 1997, and April 27, 1996, respectively.

9.       Preferred stock

In September 1996 the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation to authorize up to 5,000,000 shares of Preferred stock. To date, the Company has authorized 480 shares as Series A Preferred Stock.

The Company offered shares of 9% Convertible Cumulative Redeemable Preferred Stock, Series A ("Series A Preferred Stock") in exchange for the surrender of the Company's outstanding $25,000, 9% Convertible Subordinated Redeemable Notes due August 1, 1999 ("Notes").

As of April 25, 1998, through private placements, the Company issued 374 shares of Series A Preferred Stock in exchange for notes or $12,500 cash per share, generating gross proceeds of $4,675,000 to the Company.

The Series A Preferred Stock is convertible at the option of the holder, in whole or in part, at any time after March 1, 1997 (the "Initial Conversion Date") into Common Stock of the Company at a price per share of Common Stock equal to (i) $1.00 per share, or (ii) such adjusted price as may form time to time be adjusted (the "Conversion Price"). If converted into Common Stock, each Preferred Share will entitle the holder to receive warrants to purchase a number of shares of Common Stock at a price of $1.25 per share, equal to the number of shares of Common Stock into which the Preferred Shares were converted. The warrants will be valid for a period of five years commencing from the date of issuance.

The Preferred Shares pay dividends semi-annually each February 1, and August 1, commencing on February 1, 1997. The Company may elect to pay dividends in the form of Common Stock of the Company issued at 90% of the then current market price of the Common Stock. A cash adjustment shall be paid for any fractional shares that are due under the dividend calculation. For the purposes of this calculation the "current market price" shall mean the average of the daily closing prices for each of the thirty consecutive business days prior to such dividend date.

On October 7, 1997, the Company paid its February 1 and August 1, 1997 Preferred Stock dividend requirements by issuing common stock. The total number of common shares issued for the February 1, 1997 dividend was 61,240. The shares were valued at $1.094 per share. The total number of common shares issued for the August 1, 1997 dividend was 179,828. The shares were valued at $0.844 per share.

On April 15, 1998, the Company paid its February 1, 1998 Preferred Stock dividend requirement by issuing common stock. The total number of common shares issued for the February 1, 1998 dividend was 228,636. The shares were valued at $0.733 per share.

10.      Operating leases

Aggregate rental expense for fiscal years 1998, 1997 and 1996 was $53,000, $48,000, and $60,000, respectively.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

11.      Property, plant and equipment

Property, plant and equipment consisted of the following at April 25, 1998 and April 26, 1997:

                                                      1998             1997
                                                 -------------    --------------

Land                                             $      57,000    $      57,000
Building and building improvements                     572,000          572,000
Machinery and equipment                                948,000          934,000
                                                 -------------    -------------
                                                     1,577,000        1 563,000
Less accumulated depreciation                        (933,000)        (859,000)
                                                 -------------    -------------
                                                  $    644,000     $    704,000
                                                 =============    =============

12.      Retirement benefits

The Company sponsors a 401(k) plan which covers substantially all full-time employees. Eligible employees may contribute up to 14% of their compensation to this plan. The Company has agreed to match participants' contributions at the rate of 25 cents on the dollar up to a maximum of 4% of the participants' compensation. The cost of the Company's matching contribution was approximately $16,000 in 1998, $13,000 in 1997 and $9,000 in 1996. The Company has the
discretion to make a profit-sharing contribution, but no such contribution has been made by the Company.

13.      Litigation settlement/contingencies

On March 13, 1995, the Company and other defendants (officers and directors and former directors of the Company) entered into a Stipulation of Settlement (the "Settlement") in a class action lawsuit that provided for the settlement of the litigation. The Settlement provided for a Gross Settlement Fund of $1,850,000, plus 1,550,000 shares of the Company's common stock. The Company's contribution to the Settlement Fund was $443,000 and 150,000 shares.

In February, 1996, the distribution of the Net Settlement Fund consisting of approximately $1,082,000 cash and 1,085,000 shares of common stock of the Company was made to 1,469 authorized claimants. There is no further action to be taken in connection with the litigation since the Settlement has been effectuated in accordance with the Order of the Court.

The estimated legal fees and settlement costs had been accrued for the above action. At April 29, 1995, the accrual amounted to $1,498,000. During 1996, $1,037,000 of this amount was settled in cash and securities, $366,000 was reversed and credited to income and $95,000 remained in the accrual at April 26, 1996 to cover certain remaining legal fees. In 1997, the remaining $95,000 accrual was reversed and credited to income.

The Company from time to time is subject to routine litigation incidental to its business. The Company believes that any liability that may finally be determined would not have a material adverse effect on its financial statements.

                        ABC DISPENSING TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 April 25, 1988

14.      Joint venture agreement

On June 25, 1997, the Company entered into a joint venture agreement with Damon Industries, a privately-owned national juice manufacturer with headquarters in Sparks, Nevada, to form the "Virtual Squeeze" joint venture. The purpose of the joint venture is to provide shelf-stable juice products and state-of-the-art dispensing technology to health care facilities with high volume juice consumption. Under the agreement, the Company will manufacture dispensing equipment and provide technical support to the joint venture, and Damon will manufacture fruit juice and provide marketing and administrative support for the joint venture. The joint venture will finance the dispensing equipment through sale/leaseback arrangements. The dispensing equipment will be placed in a customer's facility at no charge providing the customer commits to purchasing all of its juice from the Virtual Squeeze. Resulting profits or losses from the juice sales will be split equally by the Company and Damon.

Through April 25, 1998, the Company has provided $269,000 of juice dispensing equipment to joint venture and has incurred $67,000 in losses from the joint venture's operations for a net investment of $202,000. The Company is to be reimbursed for the cost of the equipment through revenues from juice sales made by Virtual Squeeze.

15.      Subsequent events

On June 8, 1998 the Company was notified by the NASDAQ Listing Qualifications Panel that the Company's listing will remain on the NASDAQ Stock Market if the Company can evidence a minimum of $3,000,000 in net tangible assets by June 30, 1998. The Company must make a public filing with the Securities and Exchange Commission no later than June 30, 1998. The filing must include a balance sheet which is dated no earlier than May 17, 1998. Should the Company fail to evidence the minimum net tangible assets by June 30, 1998, the Company's securities will be delisted from the NASDAQ Stock Market.

On June 15, 1998 the Company requested an oral hearing to appeal the NASDAQ Listing Qualifications Panel's June 8, 1998 decision. On July 9, 1998, NASDAQ notified the Company that its' request for an appeal hearing had been granted. The appeal hearing is to be held on August 14, 1998. The June 8, 1998 decision has been stayed pending the appeal hearing.

The Company is actively attempting to raise capital to meet the requisite net tangible assets set by the NASDAQ Listing Qualifications Panel, however, there can be no assurance that the Company will meet the net tangible assets requirement. If the NASDAQ delists the Company's securities, the market price thereof and the efficiency of the trading market therefor may be materially adversely affected.

                                     ABC DISPENSING TECHNOLOGIES, INC. (CONSOLIDATED)

                                      SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

Column A                                     Column B              Column C          Column D              Column E
---------------------------------------------------------------------------------------------------------------------------
                                                                  Additions
                                           Balance at            Charged to                                 Balance
                                            Beginning             Costs and                                  at End
Description                                 of Period              Expenses        Deductions             of Period
---------------------------------------------------------------------------------------------------------------------------
Year ended April 25, 1998
-------------------------

Allowance for doubtful accounts             $ 191,000            $   39,000       $   146,000(a)         $   84,000
                                            =========            ==========       ===========            ==========

Allowance for inventory obsolescence         $838,000             $ 105,000      $     34,000(b)           $909,000
                                            =========            ==========       ===========            ==========

Year ended April 26, 1997
-------------------------

Allowance for doubtful accounts             $ 136,000             $ 141,000         $  86,000(a)           $191,000
                                            =========            ==========       ===========            ==========

Allowance for inventory obsolescence         $985,000                     -         $ 147,000(b)           $838,000
                                            =========            ==========       ===========            ==========


Year ended April 27, 1996
-------------------------

Allowance for doubtful accounts             $  78,000             $  40,000          $(18,000)(a)         $ 136,000
                                            =========            ==========       ===========            ==========

Allowance for inventory obsolescence         $943,000             $  80,000          $ 38,000(b)           $985,000
                                            =========            ==========       ===========            ==========

(a)  Uncollectable accounts written off, net of recoveries.

(b) Inventory written off and/or disposed of.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the estimated expenses of ABC Dispensing Technologies, Inc. in connection with the distribution of the securities being registered:

Registration Fee.................................................   $ 4,292.89
Legal Fees and Expenses..........................................   $25,000.00
Accounting Fees and Expenses.....................................   $15,000.00
Miscellaneous Expenses...........................................   $   500.00
TOTAL............................................................   $37,240.91

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         The Company is a Florida corporation. The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the "FBCA"), the Company's Articles of Incorporation, and the Company's Bylaws.

         Section 607.0850(1) of the FBCA, provides, in general, that a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any appeal thereof) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         Section 607.0850(2), however, provides that in actions brought by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.


Item 15. RECENT SALES OF UNREGISTERED SECURITIES

         Within the past three years, the Registrant has sold the following securities which were not registered under the Securities Act.

         On June 13, 1995, the Registrant sold 20 Units of $25,000 10% Senior Subordinated Notes due June 1, 1998 and 3-year redeemable warrants to purchase $12,500 shares of the Registrant's common stock at $2.00 per share to various private investors, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On August 1, 1995, the Registrant granted 330,000 common stock purchase warrants with exercise prices ranging between $2.00 and $3.00 per share to certain executives of the Registrant in exchange for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On September 14, 1995 and on November 1, 1995, the Registrant issued an aggregate of 500,000 common stock purchase warrants with an exercise price of $3.50 per share to certain defendants in a litigation settlement, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On December 11, 1995, the Registrant issued 30,000 common stock purchase warrants with an exercise price of $2.25 per share to a financial consultant in exchange for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On January 17, 1996, the Registrant issued 58,910 common stock purchase warrants with an exercise price of $2.04 per share to a lender in exchange for providing credit to the Registrant, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On July 15, 1996, the Registrant granted 300,000 options with an exercise price of $1.375 per share to the Chief Executive of the Registrant as compensation incentive, based upon an exemption from registration under Section 4(2) of the Securities Act.

         During August through October 1996, the Registrant issued 132 shares of its Series A Preferred Stock in exchange for surrender of the Registrant's outstanding 9% Convertible Subordinated Redeemable Notes in the aggregate principal amount of $1,650,000, based upon an exemption from registration under
Section 4(2) of the Securities Act.

         From August 1, 1996 through February 7, 1998, the Registrant issued 176 shares of Series A Preferred Stock in exchange for $12,500 cash per share, generating $2,063,000 cash (see Footnote 8 to the Consolidated Financial Statements), based upon an exemption from registration under Section 4(2) of the Securities Act.

         On September 7, 1996, the Registrant granted 35,000 common stock purchase warrants with an exercise price of $1.25 per share to the Registrant's Secretary and a Director of the Registrant for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On October 26, 1996, the Registrant granted 15,000 common stock purchase warrants with an exercise price of a $1.25 per share to its President in exchange for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On January 2, 1997, the Registrant granted 40,000 common stock purchase warrants with an exercise price of $1.25 per share to certain of its Directors in exchange for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On March 1, 1997, the Registrant granted 100,000 common stock purchase warrants, with an exercise price of $1.25 per share to the Chief Executive of the Registrant as compensation incentive, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On February 5, 1997, the Registrant issued 50,000 common stock purchase warrants with an exercise price of $1.25 per share to a Director in exchange for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.

         In August and September of 1997, the Registrant issued it short-term 10% promissory notes with a maturity date of June 30, 1998 extendable at the option of the Registrant to December 31, 1998 pursuant to which the Registrant generated $335,000 in cash, based upon an exemption from registration under
Section 4(2) of the Securities Act.


         On September 10, 1997, the Registrant granted 40,000 common stock purchase warrants with an exercise price of $1.25 per share to certain of its Directors in exchange for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.


         On October 7, 1997, the Registrant issued an aggregate of 241,068 shares of Common Stock to the holders of its Preferred Stock in satisfaction of the Registrant's dividend obligations, based upon an interpretation that such issuance was not a sale as defined in the Securities Act.


         On January 29, 1998, the Registrant granted 40,000 common stock purchase warrants with an exercise price of $1.25 per share to certain of its Directors in exchange for services rendered, based upon an exemption from registration under Section 4(2) of the Securities Act.

         On April 15, 1998, the Registrant issued an aggregate of 228,636 shares of Common Stock to the holders of its Preferred Stock in satisfaction of the Registrant's dividend obligations, based upon an interpretation that such issuance was not a sale as defined in the Securities Act.

         From December 19, 1996 to April 30, 1998 the Registrant issued 399 shares of its Series A Preferred Stock to various private investors, based upon an exemption from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

         3.1      Certificate of Incorporation of the Registrant, as amended

         3.2      Bylaws of the Registrant

         5.1 Opinion of St. John & Wayne, L.L.C. as to the legality of the securities to be registered

         10.1 Employment Agreement dated March 1, 1997 by and between the Registrant and Charles M. Stimac, Jr.

         10.2     1990 Stock Option Plan

         10.3     Amended 1995 Stock Option Plan

         11.1 Statement re: Computation of Per Share Earnings included as footnote 8 in Item 11 of this Registration Statement on Form S-1

         11.2 The financial statement schedule listed on the index set forth in Item 11 of this registration statement on Form S-1 is filed as part of this Registration Statement.

         21.1     List of Subsidiaries

         23.1     Consent of Ernst & Young LLP, Independent Auditors.

         23.2     Consent of Grant Thornton LLP, Independent Auditors

         23.3     Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)

         24.1     Power of Attorney (included on the signature page hereof)

ITEM 17.   UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any fact or events arising after the effective date of the registration statement (or arising after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the effective registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, and the terms of any subsequent re-offering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, or otherwise, the Securities and Exchange Commission has informed the registrant that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on August 6, 1998.



                  ABC DISPENSING TECHNOLOGIES, INC.



                  By:  /s/ Charles M. Stimac, Jr.
                       ---------------------------
                       Charles M. Stimac, Jr., President and Director (principal executive officer and principal financial officer)

                  By: /s/ John Hornbeck
                      ----------------------------
                      John Hornbeck, Associate Vice President of
                      Administration, Operations and Finance (principal executive officer and principal financial officer)


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Charles M. Stimac, Jr. and John L. Hornbeck true and lawful attorneys-in-fact and agents each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 1998.



Signature                                                        Title
---------                                                        ------

/s/ Charles M. Stimac, Jr.                                  President, Director
-----------------------------
Charles M. Stimac, Jr.


/s/ Herbert L. Luxenburg                                    Director
-----------------------------
Herbert L. Luxenburg


/s/ C. Rand Michaels                                        Director
-----------------------------
C. Rand Michaels


/s/ Frank E. Vaughn                                         Director
-----------------------------
Frank E. Vaughn


/s/ Norbert J. Lewandowski                                  Director
-----------------------------
Norbert J. Lewandowski


/s/ William L. Shanklin                                     Director
-----------------------------
William L. Shanklin

                                INDEX TO EXHIBITS



NUMBER   DESCRIPTION
------   -----------

3.1      Certificate of Incorporation of the Registrant, as amended

3.2      Bylaws of the Registrant

5.1 Opinion of St. John & Wayne, L.L.C. as to the legality of the securities to be registered.

10.1 Employment Agreement dated March 1, 1997 by and between the Registrant and Charles M. Stimac, Jr.

10.2     1990 Stock Option Plan

10.3     Amended 1995 Stock Option Plan

11.1 Statement re: Computation of Per Share Earnings included as footnote 8 in Item 11 of this Registration Statement on Form S-1.

11.2     The financial statement schedule listed on the index set forth in
         Item 11 of this Registration Statement on Form S-1 is filed as part of this Registration Statement.

21.1     List of Subsidiaries

23.1     Consent of Ernst & Young LLP, Independent Auditors

23.2     Consent of Grant Thornton LLP, Independent Auditors

23.3     Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)

24.1     Power of Attorney (included on the signature page hereof)